Exhibit 10.1

Development Agreement #618533

Northeast Houston, Texas

FRANCHISE DEVELOPMENT AGREEMENT

(Exclusive)

THIS FRANCHISE DEVELOPMENT AGREEMENT (“Agreement”) is made and entered into this 20th day of August, 2014, by and between EL POLLO LOCO, INC., a Delaware corporation, with its principal place of business at 3535 Harbor Blvd, Suite 100, Costa Mesa, California 92626 (referred to herein as “El Pollo Loco” or “Franchisor”) and ANIL YADAV, an individual and ATOUR EYVAZIAN, an individual with their principal place of business at 21734 Provincial Blvd., #250, Katy, TX 77450 (collectively, “Developer”).

RECITALS

A. Franchisor owns certain proprietary and other property rights and interests in and to the “El Pollo Loco®” trademark and service mark, and such other trademarks, service marks, logo types, insignias, trade dress designs and commercial symbols as Franchisor may from time to time authorize or direct Developer to use in connection with the operation of a(n) “El Pollo Loco®” restaurant (the “El Pollo Loco® Marks”). Franchisor has a distinctive plan for the operation of retail outlets for the sale of fire-grilled food items and related products, which plan includes but is not limited to the El Pollo Loco® Marks and the Operations Manual (the “Manual”), policies, standards, procedures, employee uniforms, signs, menu boards and related items, and the reputation and goodwill of the El Pollo Loco® chain of restaurants (collectively, the “El Pollo Loco® System”).

B. Developer represents that it is experienced in and has independent knowledge of the nature and specifics of the restaurant business. Developer represents that in entering into this Agreement it has relied solely on its personal knowledge and has not relied on any representations of Franchisor or any of its officers, directors, employees or agents, except those representations contained in any legally required Franchise Disclosure Document delivered to Developer.

C. Developer desires to obtain development rights for multiple restaurants under the El Pollo Loco® System (each, an “El Pollo Loco® Restaurant”) from Franchisor within a specified geographical territory (the “Territory”) specified in Exhibit “A” attached hereto and made a part hereof.

D. Franchisor is willing to grant the exclusive right to develop and open El Pollo Loco® Restaurant(s) within the Territory referenced in Exhibit “A.”

E. Developer and Franchisor are entering simultaneously with this Agreement, a Franchise Development Agreement #618534 for the San Antonio, Texas territory (“San Antonio Agreement”).

Exhibit G of Multi-State Disclosure Document Control No. 040114 – Franchise Development Agreement

Development Agreement #618533

Northeast Houston, Texas

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein contained, the parties hereto agree as follows:

1. Development Rights in Territory.

1.1 Franchisor hereby grants to Developer, subject to the terms and conditions of this Agreement and specifically Section 2.20 hereof, and as long as Developer shall not be in default of this Agreement or any other development, franchise or other agreement between Developer and Franchisor, exclusive development rights to establish and operate twelve (12) franchised restaurants, and to use the El Pollo Loco® System solely in connection therewith, at specific locations to be designated in separate Franchise Agreement(s) (the “Franchise Agreements”). Developer expressly acknowledges that the exclusive rights granted herein apply only to the right to develop new restaurants in the Territory, and no exclusive territory or radius protection for the term of any Franchise Agreement is granted herein. The Franchise Agreements (and all ancillary documents attached as Exhibits to the Franchise Agreement, including the Personal Guarantee) executed in accordance with this Agreement shall be in the form currently in use by Franchisor at the time of execution of the Franchise Agreement and shall be executed individually by each person, partner, member or shareholder.

1.2 Prior to or concurrent with the execution of this Agreement, Developer shall meet with Franchisor’s development representatives and prepare a market development plan for the units to be constructed and opened by Developer in the Territory (identifying specific key areas, key intersections and trade areas in the Territory) and all development pursuant to this Agreement shall be in accordance with this plan (the “Market Plan”). The Market Plan shall include proposed areas where sites may be located, ranking and prioritization of site locations and other information customarily used by market planners in the restaurant industry. Developer and Franchisor shall jointly approve the Market Plan.

2.0 Limitation on Development Rights.

2.1 Developer must submit one or more sites for approval, enter into binding leases or purchase agreements and open to the public the number of El Pollo Loco® Restaurants on such approved sites each calendar year as required on the Development Schedule, all as set forth on Exhibit “B” attached hereto and made a part hereof.

2.2 For purposes of the Development Schedule in Exhibit “B”, no credit will be given for the development of El Pollo Loco® Restaurants outside the Territory, regardless of the fact that Developer may, upon proper application, obtain from Franchisor an El Pollo Loco® Franchise Agreement (“Franchise Agreement”) for any such development.

2.3 Although this Agreement affords the Developer the right to develop and open El Pollo Loco® restaurants within the Territory, as set forth on Exhibit “A”, all Restaurants developed under this Agreement must be duly licensed through individual Franchise

Exhibit G of Multi-State Disclosure Document Control No. 040114 – Franchise Development Agreement

Development Agreement #618533

Northeast Houston, Texas

Agreements. Developer will execute El Pollo Loco’s then standard Franchise Agreement in use at the time of execution for each restaurant developed under this Agreement, and agrees to pay Franchisor the current fees, royalties and other required payments in accordance with the Franchise Disclosure Document then in effect. Execution of the appropriate Franchise Agreement and payment of the initial franchise fee and/or any other required fees must be accomplished prior to the commencement of construction at any site.

2.4 Developer must satisfy all Franchisor’s financial and operational criteria then in effect and in addition, if Developer is also a Franchisee of one or more El Pollo Loco Restaurants, Franchisee must also be in good standing with Franchisor and satisfy all Franchisor’s financial and operational criteria then in effect prior to El Pollo Loco’s execution of each standard Franchise Agreement issued pursuant to this Agreement. Developer shall provide Franchisor with current information pertaining to Developer’s financial condition and the financial condition of the majority and managing members/partners/shareholders of Developer at any time upon El Pollo Loco’s request and in no event less than once annually. Developer acknowledges that, among other things, it will be required to submit annual financial statements of Developer and personal financial statements of each of its principal owners and Managing Members to be eligible for financial approval by El Pollo Loco. In the event any of the majority owners of Developer shall also be the Managing Members and/or majority owners of any other entity which is a franchisee of El Pollo Loco, then each such franchisee entity must be operationally and financially approved by Franchisor before approval for expansion will be granted to any one franchisee entity. “Managing Members” shall be any individuals who are designated as the primary decision makers or general managers of the franchisee entity and those individuals who (individually or collectively) own at least 51% interest in the franchisee entity.

2.5 Developer shall use its best efforts to retain qualified real estate professionals (including licensed brokers) to locate proposed sites for the El Pollo Loco® Restaurant(s). Developer shall submit proposed sites for each El Pollo Loco® Restaurant unit to be developed under this Agreement for acceptance by Franchisor’s Real Estate Site Approval Committee (“RESAC”), together with such site information as may be reasonably required by Franchisor to evaluate the proposed site, no later than the dates set forth in Exhibit “B” as RESAC Submittal Dates, the first of which shall be approximately ninety (90) days after execution of this Agreement. Should the site be accepted by RESAC, it will be referred to as the “Approved Site”. Such acceptance will expire one (1) year from the RESAC approval date. Franchisor may require, as a condition to its approval of a site, a “Market Study”, which shall include a site description and analysis, traffic and other demographic information and an analysis of the impact of the proposed site on other franchise restaurants surrounding or within the vicinity of such proposed site all in such format as the Franchisor may require. All such analyses, information and studies shall be prepared at the sole cost and expense of Developer. (Note that in certain circumstances, you may also be required to pay for an Impact Analysis if any existing franchisees within a certain radius of your proposed Restaurant site object to the site you selected.)

Exhibit G of Multi-State Disclosure Document Control No. 040114 – Franchise Development Agreement

Development Agreement #618533

Northeast Houston, Texas

2.6 Franchisor shall send representatives to evaluate proposed site(s) for each El Pollo Loco® Restaurant to be developed under this Agreement, and Franchisor will do so at its own expense for the first two proposed sites for each El Pollo Loco® Restaurant. If Franchisee proposes, and Franchisor evaluates, more than two sites for each El Pollo Loco® Restaurant, then Franchisee shall reimburse Franchisor for the reasonable costs and expenses incurred by Franchisor’s representatives in connection with the evaluation of such additional proposed site(s), including, without limitation, the costs of lodging, travel, meals and wages. In addition, as a condition to reviewing a proposed site for the Restaurant, Franchisor may require Franchisee to pay for the Market Study referred to in Section 2.5 above.

2.7 Provided there exists no default by Developer under this Agreement or any other development, franchise or other agreement between Franchisor and Developer, Franchisor shall evaluate each site proposed for which Developer has provided all necessary evaluation information, and shall promptly after receipt of Developer’s proposal, send to Developer written notice of acceptance or non-acceptance of the site.

2.8 If RESAC determines through its evaluation of the proposed site that the proposed site may impact sales at any Franchisor-owned El Pollo Loco® Restaurant, Franchisor has the right to accept or reject the proposed site, without any obligation to discuss a possible resolution with Developer. However, Franchisor may elect to discuss with Developer a possible resolution with regard to the proposed site; however, if such an agreement cannot be reached, Franchisor has the right to reject the proposed site. If RESAC determines through its evaluation of the proposed site that the proposed site may potentially impact sales at any existing El Pollo Loco® franchisee’s restaurant, Franchisor shall notify Developer of the existing El Pollo Loco® franchisees’ locations and contact information. Developer must seek to obtain a written waiver from those existing El Pollo Loco® franchisees of any claims they might have against Developer and Franchisor with respect to the proposed new El Pollo Loco® Restaurant, including a waiver of any development disputes procedures to which those existing El Pollo Loco® franchisees may be entitled (e.g., those associated with the franchise agreements of those existing El Pollo Loco® franchisees, which may the same or different from those in the Development Disputes Procedures that appear as Exhibit E to this Development Agreement). Such waiver, if obtained, must be submitted along with the evaluation information required pursuant to this Section. If Developer cannot obtain such a waiver, and if Franchisor indicates that it is willing to allow the development disputes procedures to proceed, Developer may decide to continue with the development of the proposed site; however, Developer acknowledges that if Developer continues to develop such proposed site, Developer may be subject to the Development Disputes Procedures and such development disputes procedures that the existing El Pollo Loco® franchisees are entitled to under those franchisees’ franchise agreements. In addition, if the existing El Pollo Loco® franchisees involved are subject to a version of the development disputes procedures that would require Franchisor to pay for an impact analysis, a mediation agreement payment or an arbitration award, Developer shall indemnify and hold harmless Franchisor for any such costs or amounts awarded under such development disputes procedures.

Exhibit G of Multi-State Disclosure Document Control No. 040114 – Franchise Development Agreement

Development Agreement #618533

Northeast Houston, Texas

2.9 No later than the Site Commitment Dates set forth in Exhibit “B”, Developer shall submit for the Approved Site to Franchisor for its review and approval of:

a) A fully negotiated but unexecuted lease, which may only subject to obtaining necessary governmental permits, for which the term with renewal options are not less than the initial term of the Franchise Agreement. The unexecuted form of the lease must be submitted to Franchisor to review for the required terms and conditions listed in this Section and Section 2.10 prior to full execution of the lease. Franchisor will promptly notify Developer upon their approval of the inclusion of such required terms and conditions. Developer will promptly then provide a final executed copy of the lease to Franchisor; or

b) A purchase agreement. Should Developer purchase the site using another entity other than the franchise entity, Developer must then enter into a lease with the Franchise entity as the lessee and the purchasing entity as the lessor and must comply with all the requirements of Section 2.9).

2.10 Any lease to be entered into by Developer shall include the terms and conditions set forth in Exhibit “C” which may be contained in the body of the lease or in a signed addendum to the lease in a form approved by Franchisor.

2.11 Franchisor shall have no liability under any lease or purchase agreement for the any El Pollo Loco® Restaurant location developed under this Agreement and shall not guaranty Developer’s obligations thereunder. Upon approval by Franchisor of the form of Developer’s lease and execution of a lease for a site by Developer, Developer shall furnish to Franchisor a fully executed copy of such lease and any amendments thereto within fifteen (15) calendar days of such execution. Franchisor shall have no obligation to assist Developer to negotiate its leases.

2.12 The lease or deed may not contain a non-competition covenant which restricts Franchisor or any franchisee or licensee of Franchisor, from operating an El Pollo Loco® Restaurant or any other retail restaurant, unless such covenant is approved by Franchisor in writing prior to the execution by Developer of the lease.

2.13 Each subsequent site to be developed pursuant to the Development Schedule shall be submitted for approval by RESAC by the date set forth in Exhibit “B”. Similarly, each fully executed lease (executed upon prior review and approval by Franchisor) or purchase agreement (with all contingencies to Developer’s obligations waived or satisfied, except permitting contingencies) relating to each subsequent Approved Site shall: (1) be delivered to Franchisor on or before the Site Commitment Date for each respective El Pollo Loco® Restaurant as set forth in Exhibit “B” and (2) prior to the execution of your Franchise Agreements (3) prior to the payment of your initial Franchise Fees for each site and (4) prior to the commencement of construction of the El Pollo Loco® Restaurant.

2.14 RESAC site approval does not assure that a Franchise Agreement will be executed. Execution of the Franchise Agreement is contingent upon Developer completing the purchase or lease of the proposed site within sixty (60) days after approval of the site by the Franchisor.

Exhibit G of Multi-State Disclosure Document Control No. 040114 – Franchise Development Agreement

Development Agreement #618533

Northeast Houston, Texas

2.15 Developer acknowledges that time is of the essence in this Agreement. If Developer has not obtained approval and entered into a binding lease or purchase agreement for each site for El Pollo Loco® Restaurants to be developed under this Agreement by the applicable Site Commitment Date, Developer shall be in default of its obligations under the Development Schedule. Unless both parties agree that circumstances outside of the control of the Developer caused the default, Franchisor shall be entitled to exercise its rights and remedies under this Agreement, up to and including termination of this Agreement.

2.16 Developer also acknowledges that it is required pursuant to this Agreement to open El Pollo Loco® Restaurants in the future pursuant to dates set forth in the Development Schedule attached as Exhibit “B”. If Developer fails to meet the opening date for any El Pollo Loco® Restaurant to be developed under this Agreement, Developer shall be in default and, unless both parties agree that circumstances outside of the control of the Developer caused the default, Franchisor shall be entitled to exercise all rights and remedies available to Franchisor set forth in Section 11.0.

2.17 Developer acknowledges that the estimated initial investment and estimated expenses set forth in Items 6 and 7 of our Franchise Disclosure Document are subject to and likely to increase over time, and that future El Pollo Loco® Restaurants will likely involve a greater initial investment and operating capital requirements than those stated in the Franchise Disclosure Document provided to you prior to your execution of this Agreement.

2.18 Developer understands and acknowledges that in accepting Developer’s proposed site or by granting a franchise for each approved site, Franchisor does not in any way, endorse, warrant or guarantee either directly or indirectly the suitability of such site or the success of the franchise business to be operated by Developer at such site. The suitability of the site and the success of the franchise business depend upon a number of factors outside of Franchisor’s control, including, but not limited to, the Developer’s operational abilities, site location, consumer trends and such other factors that are within the direct control of the Developer.

2.19 Franchisor shall retain the right, without the need to comply with the Procedures for Resolving Disputes Relating to the Development of New Restaurants (attached as Exhibit 1 to the Franchise Agreement), to:

a) Open and operate El Pollo Loco® non-traditional restaurants or franchise others to open and operate El Pollo Loco® non-traditional restaurants, at all universities, colleges, airports, hospitals, municipal facilities, public transportation facilities, shopping malls (not including out parcels), stadiums, amusement parks, drug stores, supermarkets, department stores, truck stops, hotel or motel chains, stadiums and similar locations of a “non-standard” nature, regardless of location within or outside of the Territory;

Exhibit G of Multi-State Disclosure Document Control No. 040114 – Franchise Development Agreement

Development Agreement #618533

Northeast Houston, Texas

b) INTENTIONALLY OMITTED;

c) Sell the same or similar products (whether or not using the Marks) to customers at retail locations, through internet, telemarketing or direct marketing means whether within or outside of the Territory; and

d) Convert the Territory from an exclusive to a non-exclusive Territory upon sixty (60) days written notice in the event Franchisor completes an acquisition of ten (10) or more real estate locations (some or all of which may contain existing restaurants) in a single transaction (“Acquisition Locations”), some or all of which are located within the Territory, including restaurants operating under another trade name. Notwithstanding the foregoing, Franchisor shall grant Developer a fifteen (15) day right of first refusal to acquire Franchisor’s rights in the Acquisition Locations in the Territory at the same purchase price paid by Franchisor for each location (and for each restaurant if the locations contain existing restaurants), including reasonable closing costs. If Developer submits written notice of its intent to exercise the right of first refusal within the fifteen (15) days, it shall complete the transaction for the Acquisition Locations within sixty (60) days from the date of its notice and retain its exclusive rights to the Territory.

2.20 The purpose of this Agreement is to promote orderly incremental growth within the El Pollo Loco® System. The acquisition of existing El Pollo Loco® restaurants by Developer does not represent incremental growth and, therefore, does not satisfy the terms of this Agreement pertaining to development.

2.21 Developer acknowledges that Franchisor has approved a new site for development as an El Pollo Loco® restaurant for the location identified in Exhibit “D” attached hereto and incorporated herein by this reference. Developer further acknowledges that Franchisor retains discretion to approve or disapprove any proposed location for development under this Agreement if, in Franchisor’s reasonable judgment: (i) such proposed location is not suitable for an El Pollo Loco® Restaurant or (ii) such proposed location will have a material adverse effect on the profitability of another existing El Pollo Loco® location (or approved site) in the Territory. Developer covenants to use its reasonable best efforts to avoid selecting proposed locations that would adversely impact pre-existing approved site in the Territory.

3.0 Development Fee.

Developer shall pay to Franchisor upon execution of this Agreement a non-refundable Development Fee (the “Development Fee”) equal to Ten Thousand Dollars ($10,000) in immediately available funds, for each El Pollo Loco® Restaurant to be developed under this Agreement. The Development Fee is consideration for this Agreement. The Development Fee is not consideration for any Franchise Agreement and is non-refundable. The $10,000 Development Fee for each El Pollo Loco® Restaurant shall be applied against the initial franchise fee payable upon the execution of the Franchise Agreement applicable to such El Pollo Loco® Restaurant. As a benefit

Exhibit G of Multi-State Disclosure Document Control No. 040114 – Franchise Development Agreement

Development Agreement #618533

Northeast Houston, Texas

of signing the Development Agreement, the Initial Fee for the second and each subsequent restaurant developed under the same Development Agreement will be reduced by us to $30,000. As an example, the Initial Fee for the first restaurant developed under a Development Agreement would be $40,000 to which $10,000 from the Development Fee will be credited. The Initial Fee for the second and remaining restaurants developed under the same Development Agreement would be $30,000, to which $10,000 from the Development Fee will be credited. If this Agreement is terminated pursuant to Sections 10.0 or 11.0 below, Developer will lose its right to develop and its Development Fee.

4.0 Term of Development Agreement.

This Agreement shall commence on the date specified in Exhibit “B”. Unless terminated pursuant to Section 10.0 or 11.0 below, it shall expire upon the earlier of the date specified in Exhibit “B” or upon the opening of the last El Pollo Loco® Restaurant listed in the Development Schedule.

5.0 Territory Conflicts.

5.1 INTENTIONALLY OMITTED.

5.2 The rights granted Developer in this Agreement are subject to any prior territorial rights of other franchisees which may now exist in the Territory, whether or not those rights are currently being enforced. In the event of a conflict in territorial rights, whether under a Franchise Agreement or separate territorial or development agreement. Developer shall be free to negotiate with any person, corporation or other entity, which claims territorial rights adverse to the rights granted under this Agreement, for the assignment of those prior territorial rights. For this purpose, Franchisor agrees to approve any such assignment not in conflict with the other terms of this Agreement, subject to the condition of any Franchise Agreements involved, and current policies pertaining to assignments, including, but not limited to, satisfaction of all past due debts owed to Franchisor and the execution of a General Release.

5.3 In the event of third party claims to the right to develop any Territory other than those specified above, it is the sole responsibility of El Pollo Loco, where the right is exclusive, to protect and maintain Developer’s right to the Development of the Territory. However, if it appears to El Pollo Loco, in its sole discretion, that protection of the Territory by legal action is not advisable, whether due to the anticipation of, or the actual protracted nature of the action, the costs involved, the uncertainty of outcome, or otherwise, Franchisor has the right to terminate this Agreement, provided that it refunds to Developer the balance, if any, of the Development Fee made pursuant to Section 3.0, which has not been applied against the initial franchise fees for Franchise Agreements to be acquired under this Agreement.

Exhibit G of Multi-State Disclosure Document Control No. 040114 – Franchise Development Agreement

Development Agreement #618533

Northeast Houston, Texas

6.0 Proprietary Rights of El Pollo Loco.

6.1 Developer expressly acknowledges El Pollo Loco’s exclusive right, title, and interest in an to the trade name, service mark and trademark “El Pollo Loco”, and such other trade names, service marks, and trademarks which are designated as part of the El Pollo Loco® System (the “Marks”), and Developer agrees not to represent in any manner that Developer has any ownership in El Pollo Loco® Marks. This Agreement is not a Franchise Agreement. Developer may not open an El Pollo Loco® Restaurant or use the El Pollo Loco® Marks at a particular site until it executes a Franchise Agreement for that site. Developer’s use of the El Pollo Loco® Marks shall be limited to those rights granted under each individual Franchise Agreement. Notwithstanding the foregoing, El Pollo Loco® may authorize Developer in writing to use the Marks in connection with advertising and marketing activities in connection with this Agreement. Developer expressly agrees that such usage is limited to those specific activities or promotional materials approved by El Pollo Loco’s marketing department in advance. Developer further agrees that its use of the Marks shall not create in its favor any right, title, or interest in or to El Pollo Loco® Marks, but that all of such use shall inure to the benefit of El Pollo Loco, and Developer has no rights to the Marks except to the degree specifically granted by the individual Franchise Agreement(s). Building designs and specifications, color schemes and combinations, sign design specifications, and interior building layouts (including equipment, equipment specification, equipment layouts, and interior color schemes and combinations) are acknowledged by Developer to comprise part of the El Pollo Loco® System. Developer shall have no right to license or franchise others to use the Marks by virtue of this Agreement.

6.2 Developer acknowledges that, in connection with its execution of this Agreement, it may receive confidential and proprietary information regarding the El Pollo Loco® System, including but not limited to the El Pollo Loco Operational Manual. Developer recognizes the unique value and secondary meaning attached to the El Pollo Loco® Marks and the El Pollo Loco® System, and Developer agrees that any noncompliance with the terms of this Agreement or any unauthorized or improper use will cause irreparable damage to Franchisor and its franchisees. Developer, therefore, agrees that if it should engage in any such unauthorized or improper use during, or after, the term of this Agreement, Franchisor shall be entitled to both seek temporary and permanent injunctive relief from any court of competent jurisdiction in addition to any other remedies prescribed by law.

6.3 Developer acknowledges that it will receive one (1) copy of the Operations Manual on loan from Franchisor and that the Operations Manual shall at all times remain the sole property of the Franchisor.

7.0 Insurance and Indemnification.

7.1 Throughout the term of this Agreement, Developer shall obtain and maintain insurance coverage for public liability, including products liability, in the amount of at least One Million Dollars ($1,000,000.00) combined single limit. Developer also shall carry such worker’s compensation insurance as may be required by applicable law.

Exhibit G of Multi-State Disclosure Document Control No. 040114 – Franchise Development Agreement

Development Agreement #618533

Northeast Houston, Texas

7.2 Franchisor shall be named as an additional insured on all such insurance policies and shall be provided with certificates of insurance evidencing such coverage. All public liability and property damage policies shall contain a provision that El Pollo Loco, although named as an insured, shall nevertheless be entitled to recover under such policies on any loss incurred by El Pollo Loco, its affiliates, agents and/or employees, by reason of the negligence of Developer, its principals, contractors, agents and/or employees. All policies shall provide Franchisor with at least thirty (30) days’ notice of cancellation or termination of coverage.

7.3 Franchisor reserves the right to specify reasonable changes in the types and amounts of insurance coverage required by this Section 7.0. In the event that Developer fails or refuses to obtain or maintain the required insurance coverage from an insurance carrier acceptable to El Pollo Loco, Franchisor may, in its sole discretion and without any obligations to do so, procure such coverage for Developer. In such event, Developer shall pay the required premiums or reimburse such premiums to Franchisor upon written demand.

7.4 Developer shall defend immediately upon tender of defense, at its own cost, the Franchisor, its subsidiaries, parent and affiliates, shareholders, directors, officers, employees and agents (collectively for this section only known as “Franchisor”), from and against any and all claims, lawsuits, complaints, cross complaints, arbitrations, demands, allegations, costs embraced by indemnity, loss, costs, expenses (including attorneys’ fees), liens and damages (collectively for this section only known as “Losses”), however caused, and reimburse Franchisor for all costs and expenses (including attorneys’ fees) incurred by the Franchisor in defense of any Losses, resulting directly or indirectly from or pertaining to or arising out of, or alleged to arise out of, or in connection with Developer’s activities under the Development Agreement, including any labor, any employee related claims whatsoever, including, without limitation any claims made by an employee of Developer resulting from the employee’s training in a Franchisor operated facility or restaurant, and including Developer’s failure for any reason to fully inform any third party of Developer’s lack of authority to bind the Franchisor for any purpose. Such Losses shall include, without limitation, those arising from the death of or injury to any person or arising from damage to the property of Developer or the Franchisor, or any third person, firm or corporation, whether or not resulting from any strict liability imposed by fact, law, statute, or ordinance, on the Franchisor. Developer further agrees that Developer’s duty to defend the Franchisor is separate from, independent of and free-standing of Developer’s duty to indemnify the Franchisor and applies whether the issue of Developer’s negligence, breach of contract, or other fault or obligation has been determined. Developer’s duty to defend is regardless of the outcome of liability even if Developer is ultimately found not negligent and not dependent on the ultimate resolution of issues arising out of any claims, lawsuits, complaints, cross complaints, arbitration, demands, allegations, costs embraced by indemnity, loss, costs, expenses (including attorneys’ fees), liens or damages.

Exhibit G of Multi-State Disclosure Document Control No. 040114 – Franchise Development Agreement

Development Agreement #618533

Northeast Houston, Texas

7.5 Developer shall indemnify and hold harmless the Franchisor (as defined above) from and against any and all Losses (as defined above), however caused, resulting directly or indirectly from or pertaining to or arising out of or in connection with Developer’s activities under the Development Agreement, including any labor, any employee related claims whatsoever, including, without limitation any claims made by an employee of Developer resulting from the employee’s training in a Franchisor operated facility or restaurant, and including Developer’s failure for any reason to fully inform any third party of Developer’s lack of authority to bind the Franchisor for any purpose. Such Losses shall include, without limitation, those arising from latent or other defects in the restaurant whether or not discoverable by Franchisor, and those arising from the death of or injury to any person or arising from damage to the property of Developer or the Franchisor, or any third person, firm or corporation, whether or not resulting from any strict liability imposed by fact, law, statute, or ordinance, on the Franchisor. Developer further agrees to indemnify and hold harmless Franchisor from all said Losses and shall pay for and be responsible for all said Losses, however caused, whether by any individual, employee, third person or party, vendor, visitor, invitee, trespasser or any firm or corporation whatsoever, whether caused by or contributed to by Franchisor, the combined conduct of Developer and Franchisor, or active or passive negligence of Franchisor, but for the sole negligence or willful misconduct of Franchisor.

7.6 The provisions of this Section 7.0 shall expire as to each El Pollo Loco® Restaurant to be developed under this Agreement upon execution of a Franchise Agreement for such El Pollo Loco® Restaurant. The provision of the Franchise Agreement, in particular, Section 9 thereof (insurance and Indemnification) shall supersede this Section 7.0 and govern the rights and obligations of the parties prospectively.

8.0 Transfer of Rights.

8.1 This Agreement shall inure to the benefit of Franchisor and its successors and assigns, and is fully assignable by El Pollo Loco.

8.2 The parties acknowledge and agree that this Agreement is personal in nature with respect to Developer, being entered into by Franchisor in reliance upon and in consideration of the personal skills, qualifications and trust and confidence reposed in Developer and Developer’s present partners, managing members or officers if Developer is a partnership, a limited liability company or a corporation. Therefore, the rights, privileges and interests of Developer under this Agreement shall not be assigned, sold, transferred, leased, divided or encumbered, voluntarily or involuntarily, in whole or in part, by operation of law or otherwise without the prior written consent of El Pollo Loco, which consent may be given or withheld in El Pollo Loco’s sole discretion. For purposes of this Section, a sale of stock, or any membership or partnership interest in Developer, or a merger or other combination of Developer shall be considered a transfer of Developer’s interest prohibited hereunder. Notwithstanding the foregoing, Developer shall be permitted to assign business organizations to serve as Franchisee after Developer individually executes the Franchise Agreements, provided the

Exhibit G of Multi-State Disclosure Document Control No. 040114 – Franchise Development Agreement

Development Agreement #618533

Northeast Houston, Texas

ownership mirrors that of Developer (e.g., Developer consists of persons A (50%), B (25%) and C (25%). Franchisee also must be owned and controlled by the same three (3) persons with each retaining the same percentage of ownership). All other entity structures shall require the prior written approval of Franchisor. Developer shall pay an administrative fee of Five Hundred Dollars ($500.00) per transfer for each permitted transfer to an Entity where such transfer is for the convenience of ownership only and does not involve a change of principals of the business. Where Developer desires to add new principals to the Developer or any Franchisee entity, Developer shall pay to Franchisor an additional Two Thousand Five Hundred Dollars ($2,500) per new principal to cover Franchisor’s administrative costs for reviewing the application and suitability of each new principal as participants in the franchise business.

9.0 Acknowledgment of Selected Terms and Provisions of the Franchise Agreement.

Developer represents that it has read each of the terms and provisions of the current form of Franchise Agreement and acknowledges and is willing to agree to each and every obligation of Franchisee thereunder (as they may be modified in then-current forms of Franchise Agreement) including, but not limited to:

a) The obligation to deliver execute Personal Guarantees or Investor Covenants Regarding Confidentiality and Non-Competition in connection with the execution of each franchise agreement for El Pollo Loco® Restaurants to be developed under this Agreement;

b) The obligation to obtain the consent of Franchisor to any security interests to be granted by Developer in the assets or business of the El Pollo Loco® Restaurant to lenders or other financing sources in advance of any agreement to provide those security interests to such third parties;

c) All in-term and post-term restrictive covenants; and

d) All territorial rights, options and rights of first refusal retained by Franchisor under the franchise agreement.

10.0 Termination by Developer; Expiration Date.

This Agreement shall terminate immediately upon El Pollo Loco’s receipt of Developer’s notice to terminate. In such event, the Development Fee shall be forfeited to Franchisor in consideration of the rights granted in the Territory up to the time of termination. Notwithstanding any provision to the contrary contained herein, unless earlier terminated by either party, this Agreement shall expire on December 25, 2019, and all rights of Developer herein shall cease and all unapplied or unused Development Fees paid pursuant to Section 3.0 hereof shall be forfeited to Franchisor.

Exhibit G of Multi-State Disclosure Document Control No. 040114 – Franchise Development Agreement

Development Agreement #618533

Northeast Houston, Texas

11.0 Events of Default.

11.1 The following events shall constitute a default by Developer, which shall result in El Pollo Loco’s right to declare the immediate termination of this Agreement.

a) Failure by Developer to meet the requirements of the Development Schedule within the time periods specified therein, including failure by Developer to meet the Site Commitment Date or Opening Date for each site for a El Pollo Loco® Restaurant in a timely manner as set forth in Exhibit “B” and Section 2.0 above.

b) Any assignment, transfer or sublicense of this Agreement by Developer without the prior written consent of El Pollo Loco.

c) Any violation by Developer of any covenant, term, or condition of any note or other agreement (including any El Pollo Loco® Franchise Agreement) between Developer and Franchisor (or an affiliate of El Pollo Loco), the effect of which is to allow Franchisor to terminate (or accelerate the maturity of) such agreement before its stated termination (or maturity) date.

d) Developer’s assignment for the benefit of creditors or admission in writing of its inability to pay its debts generally as they become due.

e) Any order, judgment, or decree entered adjudicating Developer bankrupt or insolvent.

f) Any petition, or application, by Developer to any tribunal for the appointment of a trustee, receiver, or liquidator of Developer (or a substantial part of Developer’s assets), or commencement by Developer of any proceedings relating to Developer under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution, or liquidation law of any jurisdiction, whether now or hereinafter in effect.

g) Any filing of a petition or application against Developer, or the commencement of such proceedings, in which Developer, in any way, indicates its approval thereof, consent thereto, or acquiescence therein; or the entry of any order, judgment, or decree appointing any trustee, receiver, or liquidator, or approving the petition in any such proceedings, where the order, judgment, or decree remains unstayed and in effect for more than thirty (30) days.

h) Any entry in any proceeding against the Developer of any order, judgment, or decree, which requires the dissolution of Developer, where such order, judgment, or decree remains unstayed and in effect for more than thirty (30) days.

i) Developer’s voluntary abandonment of any of Developer’s restaurants.

Exhibit G of Multi-State Disclosure Document Control No. 040114 – Franchise Development Agreement

Development Agreement #618533

Northeast Houston, Texas

11.2 The following events shall constitute a default by Developer, which shall result in El Pollo Loco’s right to declare the termination of this Agreement, if such default is not cured within thirty (30) days after written notice by Franchisor to Developer:

a) Developer’s default in the performance or observance of any covenant, term, or condition contained in this Agreement not otherwise specified in Section 11.1 above.

b) The creation, incurrence, assumption, or sufferance to exist of any lien, encumbrance, or option whatsoever upon any of Developer’s property or assets, whether now owned or hereafter acquired, the effect of which substantially impairs Developer’s ability to perform or observe any covenant, term, or condition of this Agreement.

c) Refusal by Developer or Developer’s partners, members, or shareholders to enter individually into the then current form of Franchise Agreements and Personal Guarantee as provided in Section 1.0 above.

d) Any change, transfer or conveyance (“Transfer”) in the ownership of Developer, which Transfer has not been approved in advance by Franchisor. Franchisor reserves the right to approve or disapprove any Transfer in its sole discretion.

11.3 If Franchisor is entitled to terminate this Agreement in accordance with Sections 11.1 or 11.2 above, Franchisor shall have the right to undertake the following action instead of terminating this Agreement:

a. Franchisor may terminate or modify any rights that Developer may have with respect to protected exclusive rights in the Territory, as granted under Section 1.1 above, effective ten (10) days after delivery of written notice thereof to Developer.

If any of such rights are terminated or modified in accordance with this Section 11.3, such action shall be without prejudice to Franchisor’s right to terminate this Agreement in accordance with Sections 11.1 or 11.2 above, and/or to terminate any other rights, options or arrangements under this Agreement at any time thereafter for the same default or as a result of any additional defaults of the terms of this Agreement.

12.0 Effect of Termination.

12.1 Immediately upon termination or expiration of this Agreement, for any reason, all of Developer’s development rights granted pursuant to this Agreement shall revert to El Pollo Loco. At the time of termination, only restaurants operating or to be operated under the El Pollo Loco® System by virtue of a fully executed Franchise Agreement shall be unaffected by the termination of this Agreement. Franchisor shall have no duty to execute any Franchise Agreement with Developer after the termination of this Agreement. The foregoing remedies are nonexclusive, and nothing stated in this Section 12.0 shall prevent El Pollo Loco’s pursuit of any other remedies available to Franchisor in law or at equity due to the termination of this Agreement.

Exhibit G of Multi-State Disclosure Document Control No. 040114 – Franchise Development Agreement

Development Agreement #618533

Northeast Houston, Texas

12.2 Developer understands and agrees that upon the expiration or termination of this Agreement (or in the event of an exclusive development agreement, the failure of Developer to meet the Development Schedule and the resulting loss of exclusive development rights), Franchisor or its subsidiaries or affiliates, in their sole discretion, may open and/or operate restaurants in the Territory, or may authorize or franchise others to do the same, whether it is in competition with or in any other way affects the sales of Developer at the restaurants.

13.0 Non-Waiver.

El Pollo Loco’s consent to or approval of any act or conduct of Developer requiring such consent or approval shall not be deemed to waive or render unnecessary El Pollo Loco’s consent to or approval of any subsequent act or conduct hereunder.

14.0 Independent Contractor and Indemnification.

14.1 This Agreement does not constitute Developer an agent, legal representative, joint venturer, partner, employee or servant of Franchisor for any purpose whatsoever, and it is understood between the parties hereto that Developer shall be an independent contractor and is in no way authorized to make any contract, agreement, warranty or representation on behalf of El Pollo Loco. The parties agree that this Agreement does not create a fiduciary relationship between them.

14.2 Under no circumstances shall Franchisor be liable for any act, omission, contract, debt, or any other obligation of Developer. Developer shall indemnify and save Franchisor harmless against any such claim and the cost of defending it arising directly or indirectly from or as a result of, or in connection with, Developer’s actions pursuant to this Agreement.

15.0 Entire Agreement.

This Agreement, including Exhibits “A”, “B”, “C” “D” and “E” attached hereto, constitutes the entire full and complete agreement between Franchisor and Developer concerning the subject matter hereof and supersedes any and all prior written agreements. No other representations have induced Developer to execute this Agreement, and there are no representations, inducements, promises, or agreements, oral or otherwise, between the parties, not embodied herein, which are of any force or effect with reference to this Agreement or otherwise. Notwithstanding the foregoing, nothing in this Agreement shall disclaim or require Developer to waive reliance on any representation that Franchisor made in the most recent disclosure document (including its exhibits and amendments) that Franchisor delivered to Developer or its representative, subject to any agreed-upon changes to the contract terms and conditions described in that disclosure document and reflected in this Agreement (including any riders or addenda signed at the same time as this Agreement). The

Exhibit G of Multi-State Disclosure Document Control No. 040114 – Franchise Development Agreement

Development Agreement #618533

Northeast Houston, Texas

provisions of this Agreement may not be contradicted by any other statement concerning the subject matter herein. No amendment or modification of this Agreement shall be binding on either party unless written and fully executed.

16.0 Dispute Resolution Procedures

16.1 Resolution of Development Disputes – Any dispute that arises out of a decision by Developer to develop a new El Pollo Loco® Restaurant within a certain radius of another El Pollo Loco® franchisee’s El Pollo Loco® Restaurant shall (except as noted in the next sentence) be resolved solely in the manner contemplated by the Development Disputes Procedures, a copy of which is attached as Exhibit “E” and which is incorporated into this Agreement. However, Developer acknowledges and agrees that a development dispute with an El Pollo Loco® franchisee whose El Pollo Loco® Restaurant is within a certain radius of the proposed new El Pollo Loco® Restaurant may require a different method of resolution, including the development disputes procedures associated with that El Pollo Loco® franchisee’s franchise agreement, or through a court proceeding if no development disputes procedures are associated with that El Pollo Loco® franchisee’s franchise agreement. (However, if those development disputes procedures require Franchisor to pay for any impact analysis, mediation agreement payment or arbitration award, Developer agrees to indemnify Franchisor for any such payment.)

16.2 For all other matters, the following shall apply to any controversy between Franchisor and Developer (including its affiliates, investors, and Owners) relating (a) to this Agreement, (b) the parties business activities conducted as a result of this Agreement, or (c) the parties’ relationship or business dealings with each other generally.

16.3 The parties shall meet and discuss and negotiate a resolution of the controversy. If negotiation efforts do not succeed, the parties shall engage in mandatory but non-binding mediation by a mediator jointly chosen by the parties or if the parties cannot agree upon a mediator, by the American Arbitration Association for disputes relating to locations outside of California or Franchise Arbitration and Mediation Services, Newport Beach, California, for disputes relating to locations within California.

16.4 A mediation meeting will be held at a place and at a time mutually agreeable to the parties and the mediator. The Mediator will determine and control the format and procedural aspects of the mediation meeting which will be designed to ensure that both the mediator and the parties have an opportunity to present and hear an oral presentation of each party’s views regarding the matter in controversy. The parties act in good faith to resolve the controversy in mediation.

16.5 The mediation will be held as soon as practicable after the negotiation meeting is held. The mediator will be free to meet and communicate separately with each party either before, during or after the mediation meeting within 60 days of demand by either party.

Exhibit G of Multi-State Disclosure Document Control No. 040114 – Franchise Development Agreement

Development Agreement #618533

Northeast Houston, Texas

16.6 At the election of the Franchisor, the provisions of this Section 16 shall not apply to controversies relating to any fee due the Franchisor by Developer or its affiliates, any promissory note payments due the Franchisor by Developer, or any trade payables due the Franchisor by Developer as a result of the purchase of equipment, goods or supplies. The provisions of this Section 16 shall also not apply to any controversies relating to the use and protection of the El Pollo Loco Marks, the Manual or the El Pollo Loco System, including without limitation, the Franchisor’s right to apply to any court of competent jurisdiction for appropriate injunctive relief for the infringement of the El Pollo Loco Marks or the El Pollo Loco System.

17.0 Severability.

Each section, part, term and/or provision of this Agreement shall be considered severable, and if, for any reason, any section, part, term and/or provision herein is determined to be invalid, contrary to, or in conflict with, any existing or future law or regulation, by any court or agency having valid jurisdiction, then such shall be deemed not to be a part of this Agreement, but such shall not impair the operation of, or affect the remaining portions, sections, parts, terms and/or provisions of this Agreement, which will continue to be given full force and effect and bind the parties hereto.

18.0 Applicable Law; Choice of Forum; Waiver of Jury Trial.

This Agreement, after review by Developer and El Pollo Loco, was accepted in the state in which Franchisor’s headquarters (currently the State of California) is located and shall be governed by and construed in accordance with the laws of such state. THE PARTIES AGREE THAT ANY ACTION BROUGHT BY EITHER PARTY AGAINST EACH OTHER IN ANY COURT, WHETHER FEDERAL OR STATE, WILL BE BROUGHT WITHIN THE STATE IN WHICH FRANCHISOR’S HEADQUARTERS (CURRENTLY THE STATE OF CALIFORNIA) IS THEN LOCATED. THE PARTIES HEREBY WAIVE ANY RIGHT TO DEMAND OR HAVE TRIAL BY JURY IN ANY ACTION RELATING TO THIS AGREEMENT IN WHICH THE FRANCHISOR IS A PARTY. THE PARTIES CONSENT TO THE EXERCISE OF PERSONAL JURISDICTION OVER THEM BY SUCH COURTS AND TO THE PROPRIETY OF VENUE OF SUCH COURTS FOR THE PURPOSE OF CARRYING OUT THE PROVISION, AND THEY WAIVE ANY OBJECTION THAT THEY WOULD OTHERWISE HAVE TO THE SAME. ANY ACTION BETWEEN DEVELOPER AND FRANCHISOR SHALL INVOLVE ONLY THE INDIVIDUAL CLAIMS OF DEVELOPER AND SHALL NOT INVOLVE ANY CLASS, GROUP, CONSOLIDATED, REPRESENTATIVE OR ASSOCIATIONAL ACTION.

19.0 Document Interpretation.

All terms and words used in this Agreement, regardless of the number and gender in which they are used, shall be deemed and construed to include the singular or plural tense, and any gender, whether masculine, feminine or neuter, as the context or sense of this Agreement or any paragraph or clause may require, the same as if such words had been fully and properly written in the appropriate number or gender. In the

Exhibit G of Multi-State Disclosure Document Control No. 040114 – Franchise Development Agreement

Development Agreement #618533

Northeast Houston, Texas

event of a conflict in the language, terms, or conditions between this Agreement and any Franchise Agreement issued pursuant to this Agreement, the Franchise Agreement shall control.

20.0 Covenant Not to Compete.

20.1 To further protect the El Pollo Loco® System while this Agreement is in effect, Developer and each officer, director, shareholder, member, manager, partner and other equity owner, as applicable, of Developer, if Developer is an entity, shall neither directly nor indirectly own, operate, control or any financial interest in any other business which would constitute a “Competitive Business” (as hereinafter defined) without the prior written consent of Franchisor; provided further, that Franchisor may, in its sole discretion, consent to the Developer’s continued operation of any business already in existence and operating at the time of execution of this Agreement. In addition, Developer covenants that, except as otherwise approved in writing by the Franchisor, Developer shall not, for a continuous, uninterrupted period commencing upon the expiration, termination or assignment of this Agreement, regardless of the cause for termination, and continuing for two (2) years thereafter, either directly or indirectly, for itself, or through or on behalf of, or in conjunction with any person, partnership, corporation or other entity, own, operate, control or have any financial interest in any Competitive Business which is located or has outlets or restaurant units within the Territory. The foregoing shall not apply to operation of an El Pollo Loco® restaurant by Developer pursuant to a Franchise Agreement with Franchisor or the ownership by Developer of less than five percent (5%) of the issued or outstanding stock of any company whose shares are listed for trading on any public exchange or on the over-the-counter market, provided that Developer does not control or become involved in the operations of any such company. For purposes of this Section 20.1, a Competitive Business shall mean a self-service restaurant or fast-food business which sells chicken and/or Mexican food products, which products individually or collectively represent more than twenty percent (20%) of the revenues from such self-service restaurant or fast-food business operated at any one location during any calendar quarter. A “Competitive Business” shall not include a full-service restaurant.

20.2 In the event that any provision of Section 20.1 above shall be determined by a court of competent jurisdiction to be invalid or unenforceable, this Agreement shall not be void, but such provision shall be limited to the extent necessary to make it valid and enforceable.

20.3 Developer understands and acknowledges that Franchisor shall have the right to reduce the scope of any obligation imposed on Developer by Section 20.1, without Developer’s consent, and that such modified provision shall be effective upon Developer’s receipt of written notice thereof.

20.4 Developer acknowledges that violation of the covenants not to compete contained in this Agreement would result in immediate and irreparable injury to Franchisor for which no adequate remedy at law will be available. Accordingly, Developer hereby consents to the entry of a preliminary and permanent injunction

Exhibit G of Multi-State Disclosure Document Control No. 040114 – Franchise Development Agreement

Development Agreement #618533

Northeast Houston, Texas

prohibiting any conduct by Developer in violation of the terms of those covenants not to compete set forth in this Agreement. Developer expressly agrees that it may conclusively be presumed that any violation of the terms of said covenants not to compete was accomplished by and through Developer’s unlawful utilization of Franchisor’s Confidential Information, know-how, methods and procedures

21.0 Notices.

21.1 For the purpose of this Agreement, all notices shall be in writing and shall be sent to the party to be charged with receipt thereof either (i) served personally, or (i) sent by certified or registered United States mail, or (ii) sent by reputable overnight delivery service, or (iv) sent by facsimile. Notices served personally are effective immediately on delivery, and those served by mail shall be deemed given forty-eight (48) hours after deposit of such notice in a United States post office with postage prepaid and duly addressed to the party to whom such notice or communication is directed. Notices served by overnight delivery shall be deemed to have been given the day after deposit of such notice with such service. Notices served via facsimile shall be deemed to have been given the day of faxing such notice. All notices to El Pollo Loco® shall be addressed as follows:

El Pollo Loco, Inc.

Attn: Legal Department

3535 Harbor Blvd, Suite 100

Costa Mesa, CA 92626

(714) 599-#### (fax)

21.2 All notices to Developer shall be faxed and mailed or sent via overnight service to the Developer’s number and address shown on Exhibit “B”. Either party may from time to time change its address for the purposes of this Section by giving written notice of such change to the other party in the manner provided in this Section. Notwithstanding anything to the contrary contained herein, the Franchisor may deliver bulletins and updates to the Developer by electronic means, such as by the internet (e-mail) or an intranet, if any, established by Franchisor.

22.0 Section Headings.

The section headings appearing in this Agreement are for reference purposes only and shall not affect, in any way, the meaning or interpretation of this Agreement.

23.0 Acknowledgments.

23.1 Developer acknowledges that it has received a complete copy of the El Pollo Loco® Franchise Disclosure Document, issuance date April 1, 2014 (Control No. 040114) at least 14 calendar days prior to the date on which this Agreement was executed by Developer or payment of any monies to the Franchisor.

Exhibit G of Multi-State Disclosure Document Control No. 040114 – Franchise Development Agreement

Development Agreement #618533

Northeast Houston, Texas

23.2 Developer acknowledges that it has read and understands this Agreement, the Franchise Agreement, the attachments thereto and the agreements relating thereto contained in the Franchise Disclosure Document received by Developer on May 5, 2014 and June 20, 2014, and that Franchisor has accorded Developer ample opportunity and has encouraged Developer to consult with advisors of Developer’s own choosing about the potential benefits and risks of entering into this Agreement.

SIGNATURE PAGE TO FOLLOW

Exhibit G of Multi-State Disclosure Document Control No. 040114 – Franchise Development Agreement

Development Agreement #618533

Northeast Houston, Texas

IN WITNESS WHEREOF, the parties hereto have duly executed, sealed and delivered this Agreement in duplicate original as of the date and year first written above.

FRANCHISOR: EL POLLO LOCO, INC., a Delaware corporation

By:	/s/ Jeff Little
Name: Jeff Little
Its: Vice President of Development

DEVELOPER: ANIL YADAV, an individual

By:	/s/ Anil Yadav
Anil Yadav, individually
Statement of Ownership of Developer – Anil Yadav - 75%

ATOUR EYVAZIAN, an individual
By:	/s/ Atour Eyvazian
Atour Eyvazian, individually
Statement of Ownership of Developer – Atour Eyvazian - 25%

Exhibit G of Multi-State Disclosure Document Control No. 040114 – Franchise Development Agreement

Development Agreement #618533

Northeast Houston, Texas

EXHIBIT “A” TO DEVELOPMENT AGREEMENT

TERRITORY

Northeast Houston, Texas Territory is defined as:

Starting at the intersection of I-45 and Hwy 105 extending east along Hwy 105 to the intersection of Hwy 105 & Hwy 146, continuing south along Hwy 146 to the intersection of Hwy 146 and US-90, extending west along US-90/Hwy 146, continuing south along Hwy 146 to the intersection of Hwy 146 and I-10, continuing west along I-10 to the intersection of I-10 & Hwy 59, continuing north along Hwy 59 to the intersection of Hwy 59 and I-610, continuing west along I-610 to the Hardy Toll Road, extending north along the Hardy Toll Road to the intersection of the Hardy Toll Road and I-45, continuing north along I-45 and ending at the intersection of I-45 & Hwy 105 as described within the pink boundary on the attached map.

Exhibit A of Development Agreement (Exhibit G of Multi-State Disclosure Document Control No. 040114)

Development Agreement #618533

Northeast Houston, Texas

Exhibit A of Development Agreement (Exhibit G of Multi-State Disclosure Document Control No. 040114)

Development Agreement #618533

Northeast Houston, Texas

EXHIBIT “B” TO DEVELOPMENT AGREEMENT

DEVELOPMENT SCHEDULE

FRANCHISE NAME:	Anil Yadav, an individual Atour Eyvazian, an individual
PRINCIPALS:	Same as Franchise Name above
NOTICE ADDRESS:	##### ########## #####, ####, ####, ## #####
FAX NUMBER:	(###) ###-####
EMAIL:	##############, #######################
COMMENCEMENT DATE:	August 20, 2014
EXPIRATION DATE:	December 25, 2019
DEVELOPMENT FEE (SECTION 3.0):	One Hundred Twenty Thousand ($120,000)

DEVELOPMENT SCHEDULE FOR NORTHEAST HOUSTON, TEXAS:

	INITIAL FRANCHISEE AMOUNT[1]	RESAC SUBMITTAL DATES	SITE COMMITMENT DATES (Date for delivery of signed leases or purchase agreements)	OPENING DATE OF RESTAURANT
Restaurant #1	$40,000.00	Jan. 31, 2015	Mar. 1, 2015	Mar. 31, 2016
Restaurant #2	$30,000.00	Jan. 31, 2015	Mar. 1, 2015	Mar. 31, 2016
Restaurant #3	$30,000.00	Oct. 1, 2015	Dec. 1, 2015	Dec. 28 2016
Restaurant #4	$30,000.00	Oct. 1, 2015	Dec. 1, 2015	Dec. 28 2016
Restaurant #5	$30,000.00	Jan. 31, 2016	Mar. 1, 2016	Mar. 31, 2017
Restaurant #6	$30,000.00	Oct. 1, 2016	Dec. 1, 2016	Dec. 27, 2017
Restaurant #7	$30,000.00	Oct. 1, 2016	Dec. 1, 2016	Dec. 27, 2017
Restaurant #8	$30,000.00	Oct. 1, 2016	Dec. 1, 2016	Dec. 27, 2017
Restaurant #9	$30,000.00	Oct. 1, 2017	Dec. 1, 2017	Dec. 26, 2018
Restaurant #10	$30,000.00	Oct. 1, 2017	Dec. 1, 2017	Dec. 26, 2018
Restaurant #11	$30,000.00	Oct. 1, 2018	Dec. 1, 2018	Dec. 25, 2019
Restaurant #12	$30,000.00	Oct. 1, 2018	Dec. 1, 2018	Dec. 25, 2019

[1]	Initial Franchise Fee is the total amount applicable to this unit, without applying the Development Fee deposited with Franchisor at the time of execution of this Agreement.

Exhibit B of Development Agreement (Exhibit G of Multi-State Disclosure Document Control No. 040114)

Development Agreement #618533

Northeast Houston, Texas

EXHIBIT “C” TO DEVELOPMENT AGREEMENT

LEASE ADDENDUM

THIS ADDENDUM is made and entered into this      day of                 , 20     by and between                                                                                                                                         (“Lessor”) and                                                                               (“Lessee”).

WITNESSETH

WHEREAS, Lessor and Lessee entered into a Lease dated                          (the “Lease”) pertaining to the real property commonly known as                                          (the “Premises”) allowing for operation of an El Pollo Loco Restaurant; and

WHEREAS, Lessor and Lessee desire to incorporate the following terms into the body of the Lease;

NOW, THEREFORE, in consideration of the covenants herein and therein, the parties hereto agree as follows:

1. Notwithstanding anything contained elsewhere in the Lease to the contrary, Lessee may use the Premises for the purpose of conducting thereon the business of an El Pollo Loco Restaurant and for incidental purposes related thereto, including, but not limited to, the use of the proprietary marks and signage that may now or hereinafter be required by Lessee’s franchisor, El Pollo Loco, Inc. (“EPL”); provided, however, that Lessee shall not use the Premises in such a manner as to violate any applicable law, rule, ordinance or regulation of any governmental body which would have a material impact upon Lessee’s ability to use the Premises. Lessor represents and warrants that use as an El Pollo Loco restaurant is not prohibited or limited by zoning or other restrictions. In the event use as an El Pollo Loco restaurant is hereafter prohibited or restricted by any law, ordinance or order of any governmental authority, Lessee shall have the right to terminate this Lease by giving Lessor thirty (30) days’ notice in writing.

2. In the event the Franchise Agreement between EPL, as Franchisor, and Lessee, as Franchisee, is terminated or expires prior to the expiration of the Lease, EPL shall have the right, but not the obligation, to assume those rights and obligations of Lessee under the Lease arising on or after the date Lessee vacates the Premises, including taking possession of the Premises, all fixtures, and leasehold improvements. Lessor shall give EPL written notice of Lessee’s vacation of the Premises, and thereafter EPL shall exercise such right to assume Lessee’s rights and obligations by written notice to Lessor mailed or delivered not later than fifteen (15) days after EPL’s receipt of written notice from Lessor of Lessee’s vacation of the Premises.

Exhibit C of Development Agreement (Exhibit G of Multi-State Disclosure Document Control No. 040114)

Development Agreement #618533

Northeast Houston, Texas

3. Lessor shall give EPL a copy of any and all notices of default given to Lessee, as required to be given by Lessor to Lessee under the terms of the Lease, at the same time such notice is given to Lessee. Within seven (7) days after Lessee’s right to cure expires, EPL shall have the right, but not the obligation, to cure any such default.

4. Lessor hereby grants EPL, or its designee, the option, without Lessor’s further consent, to assume all of Lessee’s rights under the Lease, including the right to assign or Lease, upon Lessee’s default or termination under the Lease.

5. The assumption of Lessee’s obligations under the Lease by EPL shall in no way relieve Lessee/Franchisee from any obligations, expenses, charges or liabilities of Lessee/Franchisee to EPL under the terms of the Franchise Agreement mentioned above.

6. Lessor hereby grants Lessee the unrestricted right to assign or sublet the Lease to EPL.

7. During the term of the Franchise Agreement, Lessee is prohibited from subleasing or assigning all or any part of its occupancy rights or extending the term or renewing the Lease without EPL’s prior written consent.

8. Lessor hereby grants EPL, or its assignee, the right to enter the Premises to make any modifications necessary to protect the proprietary marks and the distinctive system relating to the operation of an El Pollo Loco Restaurant, without being deemed guilty of trespass or any other tort, to make such modifications necessary at the reasonable expense of Lessee, which expense Lessee shall pay EPL on demand.

9. Upon the expiration or earlier termination of the Lease for any reason, Lessee shall, upon written demand of EPL, remove all El Pollo Loco trademarks from all buildings, signs, fixtures and furnishings, and alter to and paint all buildings and other improvements maintained pursuant to the Lease a design and color which is basically different from El Pollo Loco’s authorized building design and paint schedule. In addition to and without limiting the generality of the foregoing, Lessee shall make any other changes which EPL deems prudent.

If Lessee shall fail to make or cause to be made any such removal, alteration or repainting within thirty (30) days after written notice, Lessor shall give EPL written notice of such failure, and EPL shall have the right to enter upon the Premises, without being deemed guilty of trespass or any other tort, and make or cause to be made such removal, alterations and repainting at the reasonable expense of Lessee, which expense Lessee shall pay EPL on demand.

Exhibit C of Development Agreement (Exhibit G of Multi-State Disclosure Document Control No. 040114)

Development Agreement #618533

Northeast Houston, Texas

10. The Lease is contingent upon Lessee receiving all necessary franchise rights from EPL to operate an El Pollo Loco restaurant, and do business as an El Pollo Loco Franchise, at the Premises.

11. All notices which Lessor may serve on EPL hereunder shall be made in accordance with the Lease to:

El Pollo Loco, Inc.

3535 Harbor Blvd., Ste. 100

Costa Mesa, CA 92626

Attention: Legal Department EPL #

12. Notwithstanding anything to the contrary elsewhere in the Lease or any addendum or amendment thereto, Lessor and Lessee agree that the terms and provisions set forth in this Addendum shall control and shall not be superseded, terminated or modified without the prior written consent of EPL, a third party beneficiary to the Lease, and this Addendum.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date hereinabove set forth.

LESSOR:

By:

Name:

Its:

Date:

LESSEE:

By:

Name:

Its:

Date:

Exhibit C of Development Agreement (Exhibit G of Multi-State Disclosure Document Control No. 040114)

Development Agreement #618533

Northeast Houston, Texas

EXHIBIT “D” TO DEVELOPMENT AGREEMENT

APPROVED NEW SITE FOR FRANCHISOR DEVELOPMENT IN THE TERRITORY

Unit #	Address	City	County	State
6114	Tract (Pad) A of the Shopping Center located at FM 1960 Humble Bypass Road West and Whitaker Drive, commly known as Deerbrook Commons, as depicted on the Shopping Center Site Plan below	Humble	Harris	TX

Exhibit D of Development Agreement (Exhibit G of Multi-State Disclosure Document Control No. 040114)

Development Agreement #618533

Northeast Houston, Texas

EXHIBIT “E” TO DEVELOPMENT AGREEMENT

PROCEDURES FOR RESOLVING DISPUTES RELATING TO

THE DEVELOPMENT OF NEW RESTAURANTS

PROCEDURES FOR RESOLVING DISPUTES RELATING TO

THE DEVELOPMENT OF NEW RESTAURANTS

(August 2013)

Exhibit E of Development Agreement (Exhibit G of Multi-State Disclosure Document Control No. 040114)

Development Agreement #618533

Northeast Houston, Texas

Exhibit E of Development Agreement (Exhibit G of Multi-State Disclosure Document Control No. 040114)

Development Agreement #618533

Northeast Houston, Texas

PROCEDURES FOR RESOLVING DISPUTES

RELATING TO THE DEVELOPMENT OF NEW RESTAURANTS

ARTICLE I

STATEMENT OF PURPOSE; NATURE OF PROCEDURES

SECTION 1.1. Statement of Purpose. Disputes may arise between EPL, its franchisees and its prospective franchisees concerning the development of new restaurants near existing restaurants. The objectives of the alternative dispute resolution procedures described in this document are first, to initiate open communication between EPL, its franchisees and prospective franchisees in order to avoid disputes concerning the development of new restaurants, and second, to resolve disputes concerning the development of new restaurants without resorting to litigation.

SECTION 1.2. Nature of Procedures. The alternative dispute resolution procedures described in these procedures are private and consensual proceedings and constitute the sole and exclusive rights and remedies for those EPL franchisees party to these procedures with respect to New Restaurant Disputes (as that term is defined below). Neither such alternative dispute resolution procedures nor any notice request or other communication delivered in connection with alternative dispute resolution procedures constitutes an admission of any wrongdoing.

ARTICLE II

DEFINITIONS

“ADR Deposit” means a deposit in the amount of two thousand five hundred ($2,500) United States Dollars.

“ADR Procedures” means, collectively, the alternative dispute resolution procedures described herein, as they may be modified from time to time, including negotiation, Mediation and the Arbitration Procedures.

“Allowable Transfer Factor” has the meaning specified in Section 7.6.2.

“Arbitration Agreement” means an agreement, substantially in the form of Exhibit B, whereby all parties thereto agree to resolve the New Restaurant Dispute through the ADR Procedures set forth in Articles VI and VII.

“Arbitration Procedures” means the arbitration procedures described in Article VII.

“Arbitration Proceedings” has the meaning specified in Section 7.1.

“Arbitration Session” means an informal arbitration session conducted by the Arbitrator.

“Arbitrator” means an arbitrator selected pursuant to Section 7.2.1.

Exhibit E of Development Agreement (Exhibit G of Multi-State Disclosure Document Control No. 040114)

Development Agreement #618533

Northeast Houston, Texas

“Designated Representative” means an employee of EPL designated by EPL to participate in the meetings required herein.

“Developer” means either EPL or a new or proposed franchisee (whether or not a party to an EPL Development Agreement) that desires to develop a New Restaurant at a Target Site.

“Dispute Resolution Entity” means JAMS or another third party dispute resolution organization designated by EPL and consented to by Objecting Franchisee and the Developer (if other than EPL), which consent shall not be unreasonably withheld, which is qualified to create a panel of mediators and arbitrators.

“EPL” means El Pollo Loco, Inc., a Delaware corporation.

“Existing Site” means the specific site approved by EPL for the operation of an Objecting Franchisee’s El Pollo Loco® restaurant and which is described in a Franchise Agreement between the Objecting Franchisee and EPL.

“Gross Percentage” has the meaning specified in Section 7.6.4.

“Independent Consultant” means one of several independent suppliers identified by EPL who are experienced in analyzing demographics and predicting the transfer of sales from an existing restaurant to a new restaurant.

“JAMS” means J.A.M.S./Endispute, a California corporation, organized to resolve business disputes without resorting to litigation.

“Mediation” means the procedure of mediation described in Article VI.

“Mediation Meeting” means an informal mediation session held before the Mediator pursuant to Section 6.4.

“Mediator” means a mediator selected pursuant to Section 6.3.

“New Restaurant” means a proposed restaurant to be developed at a Target Site.

“New Restaurant Dispute” means a dispute among any Objecting Franchisee and Developer concerning the development of a New Restaurant at a Target Site, including any claims asserted by such Objecting Franchisee relating to encroachment or an unreasonable impact on sales.

“New Restaurant Rights” means that right of an Objecting Franchisee to locate a Target Site for a New Restaurant within the Target Area.

“Notification Radius” means, with respect to each Existing Site, the lesser of (a) two (2) miles radiating from the Existing Site or (b) the area within a ring radiating out from the location of such Existing Site which contains, by U.S. Government Bureau of Census survey, a population of at least 30,000 people.

Exhibit E of Development Agreement (Exhibit G of Multi-State Disclosure Document Control No. 040114)

Development Agreement #618533

Northeast Houston, Texas

The Notification Radius in prior forms of Franchise Agreements for Existing Sites (“Prior Notification Radius”) may be different than described above. If so, that Prior Notification Radius will control with respect to those Existing Sites.

“Notification Radius Franchisees” means all EPL franchisees who own or lease an Existing Site for which a Target Site falls within such franchise restaurant’s Notification Radius and who have entered into a Franchise Agreement with EPL for such Existing Site which contains the ADR Procedures.

“Objecting Franchisee” means any Notification Radius Franchisee that submits an objection Notice pursuant to Section 3.1.2.

“Objection Notice” means a notice submitted by a Notification Radius Franchisee to EPL of its objection to the development of a New Restaurant on the grounds of “unreasonable impact” and which conforms to the requirements set forth at Section 3.1.2.

“Preliminary Meeting” has the meaning specified in Section 3.1.2 (a).

“Pre-Mediation Negotiations” means good faith negotiations between EPL, Developer (if other than EPL) and an Objecting Franchisee occurring prior to Mediation.

“Prior Notification Radius” means the Notification Radius in prior forms of Franchise Agreements for Existing Sites.

“Reduced Profit” has the meaning specified in Section 7.6.4.

“Royalty Deferral” means the conditional deferral of payment of EPL royalty fees (but not advertising fees, such advertising fees to remain payable during such period of conditional deferral) payable under the Franchise Agreement for the Objecting Franchisee’s restaurant pursuant to Section 4.2.

“Impact Analysis” means a trade area study prepared by an Independent Consultant analyzing the impact, if any, that a New Restaurant may have on an Objecting Franchisee’s EPL Restaurant.

“Impact Analysis Deposit” means a deposit in the amount of five thousand United States Dollars ($5,000.00).

“Target Area” means an area with distinct geographic boundaries as agreed upon by EPL and Franchisee, such boundaries to be no greater than a two mile radius.

“Target Site” means a specific site for the development of a New Restaurant.

Exhibit E of Development Agreement (Exhibit G of Multi-State Disclosure Document Control No. 040114)

Development Agreement #618533

Northeast Houston, Texas

“Transferred Sales” has the meaning specified in Section 7.6.4.

“Year Factor” means a factor selected by the Arbitrator which will not be (a) less than one (1) or (b) greater than eight (8).

ARTICLE III

PRE-DEVELOPMENT COMMUNICATION

SECTION 3.1. Procedures Prior to Development of New Restaurant.

3.1.1. When a Target Site for a New Restaurant is identified by EPL (whether or not at the request of a Developer other than EPL), EPL will notify all Notification Radius Franchisees. If the New Restaurant is to be developed by a Developer other than EPL, EPL will also provide Developer’s address to all Notification Radius Franchisees for notice purposes.

3.1.2. If any Notification Radius Franchisee wishes to object to the New Restaurant on the grounds of “unreasonable impact,” it will submit to EPL (and to Developer, if other than EPL, at the address provided by EPL pursuant to Section 3.1.1, above) an Objection Notice within fifteen (15) days of its receipt of the notice given by EPL pursuant to Section 3.1.1 above. The Objection Notice must be in writing and specifically identify the Existing Site and state the reasons why the New Restaurant will unreasonably impact the Objecting Franchisee’s franchise restaurant at the Existing Site. The Objection Notice must also include a summary report, in the form attached hereto as Exhibit A, which sets forth such information as the Objecting Franchisee believes is relevant to EPL’s decision on whether a New Restaurant should be developed at a Target Site. Notwithstanding the foregoing, a Notification Radius Franchisee shall not be entitled to submit an Objection Notice or otherwise proceed hereunder if such franchisee or its affiliate will own directly or indirectly any interest in the New Restaurant or the entity owning the New Restaurant. In addition, an Objecting Franchisee’s rights hereunder shall automatically terminate with respect to any franchise restaurant located within a Notification Radius if the Franchise Agreement for such restaurant is terminated by EPL or such Objecting Franchisee for any reason.

(a)	Within fifteen (15) days after receipt by EPL and Developer (if other than EPL) of an Objecting Franchisee’s Objection Notice, such Objecting Franchisee, a representative of EPL, and Developer (if other than EPL) will meet at the Objecting Franchisee’s offices or at such other location as is mutually agreed upon by the Objecting Franchisee, EPL, and Developer (if other than EPL) (the “Preliminary Meeting”). At such Preliminary Meeting the participants will review the objections of the Objecting Franchisee and attempt to resolve any New Restaurant Dispute.

(b)

(i) If, at or after the Preliminary Meeting between EPL, Objecting Franchisee, and Developer (if other than EPL), EPL or Developer (if other than EPL) elects to continue with the development of the New Restaurant, it shall give to the Objecting Franchisee (and, if Developer is other than EPL, to EPL) following

Exhibit E of Development Agreement (Exhibit G of Multi-State Disclosure Document Control No. 040114)

Development Agreement #618533

Northeast Houston, Texas

such Preliminary Meeting a written notification of that decision. Thereafter, the Objecting Franchisee may request an Impact Analysis for each of its franchise restaurants located at Existing Sites within the Notification Radius and that the results of each such Impact Analysis be considered by EPL and Developer (if other than EPL) prior to making a final decision with regard to the New Restaurant. The Objecting Franchisee will cooperate with all reasonable requests for information by EPL, Developer (if other than EPL) and the Independent Consultant in the preparation of each Impact Analysis.

(ii) If an Objecting Franchisee requests an Impact Analysis, the Objecting Franchisee and Developer (if other than EPL) will initially bear the cost of such Impact Analysis subject to their individual right to a refund of such amounts or a portion thereof pursuant to Section 3.1.2(b)(iv) below. If the New Restaurant is to be developed by EPL, the Objecting Franchisee will deposit with EPL, within five (5) business days of its receipt of the notification from EPL described at Section 3.1.2(b)(i) above, an Impact Analysis Deposit for each of such Objecting Franchisee’s restaurants for which an Impact Analysis is requested, to be held in escrow by EPL. EPL will, upon receipt of the Impact Analysis Deposit for an existing franchise restaurant of an Objecting Franchisee, order an Impact Analysis from the Independent Consultant for such franchise restaurant. If the New Restaurant is to be developed by a Developer other than EPL, Objecting Franchisee and that Developer will, within five (5) business days of the notification provided by that Developer described at Section 3.1.2(b)(1) above, deposit with EPL an Impact Analysis Deposit for each of the Objecting Franchisee’s restaurants for which an Impact Analysis is requested. EPL will, upon receipt of the Impact Analysis Deposits from the Objecting Franchisee and the Developer for an existing franchise restaurant of an Objecting Franchisee, order an Impact Analysis from the Independent Consultant for such franchise restaurant. A copy of the results of such Impact Analysis (whether the New Restaurant is to be developed by EPL or a Developer other than EPL) will be forwarded directly to the Objecting Franchisee, EPL and Developer (if other than EPL) by the Independent Consultant. The failure by the Objecting Franchisee (in a case where the New Restaurant is to be developed by EPL) or the failure by either the Objecting Franchisee or the Developer (in a case where the New Restaurant is to be developed by a Developer other than EPL) to deposit with EPL the Impact Analysis Deposit within the allotted time frame will relieve EPL of any obligation to order the Impact Analysis for such franchise restaurant and/or allow EPL to delay its decision with regard to the New Restaurant as provided below.

(iii) If the New Restaurant is to be developed by EPL, upon receipt of an Impact Analysis Deposit from the Objecting Franchisee for an existing franchise restaurant, EPL will delay announcing any final decision to proceed with the New Restaurant until the fifth business day after the results of the Impact Analysis have been submitted to EPL and the Objecting Franchisee. If the New Restaurant is to be developed by a Developer other than EPL, EPL will delay such announcement until the fifth (5th) business day after the results of the Impact Analysis have been submitted to EPL, such Developer and the Objecting

Exhibit E of Development Agreement (Exhibit G of Multi-State Disclosure Document Control No. 040114)

Development Agreement #618533

Northeast Houston, Texas

Franchisee. During such five (5) business day period, EPL, Developer (if other than EPL) and the Objecting Franchisee will consider the results of the Impact Analysis in determining whether to continue developing the New Restaurant, in the case of EPL or a Developer other than EPL, or pursuing its objection, in the case of the Objecting Franchisee.

(iv) If the New Restaurant is to be developed by EPL and the Impact Analysis relating to an existing franchise restaurant of the Objecting Franchisee projects a transfer of sales from the Objecting Franchisee’s restaurant to the New Restaurant of twelve percent (12%) or more, EPL will refund the Impact Analysis Deposit relating to such restaurant to the Objecting Franchisee and EPL will bear the cost of the Impact Analysis. If such projected transfer of sales is less than twelve percent (12%), the Impact Analysis Deposit will be applied against the cost of the Impact Analysis, and either (A) any shortfall between such Impact Analysis Deposit and the actual cost of the Impact Analysis will be paid immediately by the Objecting Franchisee or (B) any balance in the Impact Analysis Deposit after payment of the cost of the Impact Analysis will be returned to the Objecting Franchisee. If the New Restaurant is to be developed by a Developer (other than EPL), and the Impact Analysis relating to an existing franchise restaurant of the Objecting Franchisee projects a transfer of sales from the Objecting Franchisee’s restaurant to the New Restaurant of twelve percent (12%) or more, EPL will refund the Impact Analysis Deposit initially paid by the Objecting Franchisee to the Objecting Franchisee and the Impact Analysis Deposit initially paid by Developer (other than EPL) will be applied against the cost of the Impact Analysis, and either (A) any shortfall between the Impact Analysis Deposit initially paid by such Developer and the actual cost of the Impact Analysis will immediately be paid by such Developer or (B) any balance in the Impact Analysis Deposit after payment of the cost of the Impact Analysis will be returned to such Developer. If such projected transfer of sales is less than twelve percent (12%), EPL will refund the Impact Analysis Deposit initially paid by the Developer (other than EPL) to such Developer, and the Impact Analysis Deposit initially paid by the Objecting Franchisee will be applied against the cost of the Impact Analysis, and either (A) any shortfall between the Impact Analysis Deposit and the actual cost of the Impact Analysis will immediately be paid by the Objecting Franchisee or (B) any balance in the Impact Analysis Deposit after payment of the cost of the Impact Analysis will be returned to the Objecting Franchisee.

(v) The Objecting Franchisee, EPL and Developer (if other than EPL), agree that the results of any Impact Analysis and the twelve percent (12%) threshold specified in Section 3.1.2 (b)(iv) above are not determinative of any matter other than for the determination of which participant bears the cost of such Impact Analysis, whether the Objecting Franchisee qualifies for Royalty Deferral and interim financial support as set forth in Sections 4.2 and 4.3.2 below and for EPL’s determination as set forth in Section 3.1.3 below, and may not be used for any other purposes in connection with the New Restaurant Dispute, including Mediation or the Arbitration Procedures.

Exhibit E of Development Agreement (Exhibit G of Multi-State Disclosure Document Control No. 040114)

Development Agreement #618533

Northeast Houston, Texas

3.1.3. After consideration of the information obtained by and/or provided to EPL concerning the New Restaurant and its projected impact, if any, on the Objecting Franchisee’s restaurant, including the Impact Analysis, if applicable, and if Developer (if other than EPL) has indicated to EPL a desire to proceed with the development of the New Restaurant, before EPL approves a Target Site for development, EPL will notify in writing all Objecting Franchisees and Developer (if other than EPL) that EPL will either:

(a)	not approve the Target Site; or

(b)	grant to an Objecting Franchisee the New Restaurant Rights; or

(c)	approve the development of a New Restaurant at the Target Site by the Developer as proposed.

Notwithstanding anything contained herein to the contrary, including the right of a Notification Radius Franchisee to submit an Objection Notice, EPL at all times retains the absolute and unilateral right to elect any of the options specified in Clause (a), (b) or (c) above, including, specifically, the right to approve the development of a New Restaurant.

3.1.4 If EPL grants to an Objecting Franchisee the New Restaurant Rights in accordance with Section 3.1.3(b) above, such Objecting Franchisee will have fifteen (15) days after receipt of the notice given under Section 3.1.3 to (i) accept the New Restaurant Rights by executing and delivering to EPL an Agreement identifying the Target Area for the New Restaurant, and such other terms as may reasonably be agreed upon by the parties; and (ii) reimburse EPL or Developer (if other than EPL) for the cost of the Impact Analysis (if either EPL or Developer had paid for the Impact Analysis). Objecting Franchisee will have the right, but not the obligation, to accept the New Restaurant Rights. If such Objecting Franchisee declines to accept the New Restaurant Rights, such Objecting Franchisee will not be deemed to have waived any rights to participate in the ADR Procedures.

Following the execution by Objecting Franchisee of the Agreement referenced in this Section 3.1.4, the Developer will be treated as a Notification Radius Franchisee if it operates a restaurant at an Existing Site and has executed a Franchise Agreement for that site containing the ADR Procedures meeting the criteria specified in the definition thereof.

3.1.5 If the New Restaurant is to be developed by a Developer other than EPL and EPL elects the option at Section 3.1.3(c), above, Developer has thirty (30) days after receipt of the Section 3.1.3 notification, to notify EPL and Objecting Franchisee(s) of its decision whether to develop the New Restaurant.

SECTION 3.2. New Restaurant Site in Jeopardy.

3.2.1. On occasion, the Developer must commit to acquire a Target Site for a New Restaurant prior to the results of the Impact Analysis becoming available. In such cases, the Target Site for such New Restaurant may be considered by EPL to be “In Jeopardy”.

Exhibit E of Development Agreement (Exhibit G of Multi-State Disclosure Document Control No. 040114)

Development Agreement #618533

Northeast Houston, Texas

3.2.2. A Target Site may be considered “In Jeopardy” by EPL if, in its reasonable judgment:

(a)	the Site for the New Restaurant identified by the Developer is available for development by others for uses other than as an El Pollo Loco® restaurant;

(b)	the Site for the New Restaurant identified by the Developer is likely to become unavailable for development as an El Pollo Loco® restaurant due to any delay caused by the preparation of the Impact Analysis; or

(c)	there is not an economically comparable alternative site available within the geographic area surrounding the Target Site.

EPL may also consider any other relevant information in making its determination.

3.2.3. If EPL determines that a Target Site is “In Jeopardy”, EPL may develop or permit development by a Developer of such site without waiting for the results of the Impact Analysis. If EPL so elects (or, if EPL permits a Developer to develop and the Developer decides to do so), each Objecting Franchisee who has satisfied the requirements at Section 4.1.1 and Sections 4.1.3 through 4.1.5 below will be treated as if an Impact Analysis had been conducted showing results in excess of twelve percent (12%), and such Objecting Franchisee will be entitled to (a) Royalty Deferral, as defined in Section 4.2 below, and (b) quarterly meetings together with, if applicable, financial support, as described in Section 4.3 below.

ARTICLE IV

FINANCIAL SUPPORT DURING ADR PROCEDURES

SECTION 4.1. Conditions Precedent. The provisions of Sections 4.2 and 4.3 will apply with respect to an Objecting Franchisee if all of the following conditions are met:

4.1.1. Such Objecting Franchisee requests an Impact Analysis and, if required by Section 3.1.2(b)(ii) above, timely delivers the Impact Analysis Deposit.

4.1.2. The Impact Analysis projects a transfer of sales from such Objecting Franchisee’s restaurant to the New Restaurant of twelve percent (12%) or more of the Objecting Franchisee’s sales or, if a Target Site is in jeopardy, EPL makes an election pursuant to Section 3.2.3 to develop the New Restaurant (or, EPL permits a Developer to develop the New Restaurant and the Developer decides to do so).

4.1.3. Such Objecting Franchisee is not granted the New Restaurant Rights.

4.1.4. Such Objecting Franchisee elects to pursue the ADR Procedures.

Exhibit E of Development Agreement (Exhibit G of Multi-State Disclosure Document Control No. 040114)

Development Agreement #618533

Northeast Houston, Texas

4.1.5. The New Restaurant opens for business.

SECTION 4.2. Royalty Deferral. If each of the conditions listed in Section 4.1 above have been met with respect to an Objecting Franchisee and if the Objecting Franchisee requests in writing, then commencing on the tenth (10th) day of the first (1st) calendar month following the opening of the New Restaurant, such Objecting Franchisee will be entitled to Royalty Deferral. The Royalty Deferral will apply to the royalty fees payable in respect of any month for which a decrease in sales, as compared to the same calendar month in the preceding calendar year, has occurred and will remain in effect until the conclusion of the ADR Procedures concerning the New Restaurant. The Royalty Deferral will be discontinued if Franchisee does not comply with each of the requirements of or otherwise discontinues its participation in the ADR Procedures. The granting of such Royalty Deferral or the making of a loan described in Section 4.3. below shall not be admissible as evidence or otherwise brought before the Mediator or the Arbitrator in any mediation or arbitration nor be deemed proof of an “Unreasonable Impact.”

SECTION 4.3. Quarterly Meetings.

4.3.1. As a further condition to an Objecting Franchisee’s right to continue to receive Royalty Deferral pursuant to Section 4.2, each Objecting Franchisee and a Designated Representative will engage in quarterly meetings. In addition, in order for the Objecting Franchisee to continue to receive such Royalty Deferral, at least five (5) business days prior to each such meeting, such Objecting Franchisee will submit in writing to the Designated Representative (i) an up-to-date profit and loss statement, balance sheet and gross sales report for the trailing 12-month period and (ii) all other information and data relevant to the operation, sales and/or profits of such Objecting Franchisee’s restaurant, including any sales promotion activities.

4.3.2. If it is determined by both the Objecting Franchisee and the Designated Representative that additional financial support is necessary to enable the Objecting Franchisee to generate additional net cash flow in the current year from the operation of such Objecting Franchisee’s restaurant, EPL will loan to such Objecting Franchisee, with no interest, amounts to be determined by EPL to be sufficient to assist such Objecting Franchisee to achieve such additional net cash flow but not to exceed the net cash flow level obtained in the preceding year for the comparable period. Such Objecting Franchisee will execute one or more demand promissory notes, in the form of Exhibit C, evidencing such loan amounts.

4.3.3. If such Objecting Franchisee receives an award pursuant to Section 7.6.3 below or if the participants reach an agreement as set forth in Section 6.1.1, 6.7.2 or 7.5.3 below, and if EPL is required by either the award or such agreement to make a payment to the Objecting Franchisee, the amount to be paid to such Objecting Franchisee by EPL pursuant to such Sections will be decreased by (a) the aggregate amount deferred as Royalty Deferrals pursuant to Section 4.2 above plus (b) the aggregate unpaid principal amount of all loans made pursuant to Section 4.3.2 above. If such Objecting Franchisee does not receive an award to be paid by EPL (i.e., either no award or an

Exhibit E of Development Agreement (Exhibit G of Multi-State Disclosure Document Control No. 040114)

Development Agreement #618533

Northeast Houston, Texas

award to be paid by a Developer other than EPL), Objecting Franchisee must pay Franchisor the aggregate amount deferred as Royalty Deferrals within ten (10) days of receipt of the ruling and pay Franchisor in accordance with the loan documents the aggregate unpaid principal amount of all loans made pursuant to Section 4.3.2 (unless an agreement as set forth in Section 6.1.1, 6.7.2 or 7.5.3 below modifies these obligations).

ARTICLE V

INITIATION OF ADR PROCEDURES

SECTION 5.1. Initiation of ADR Procedures.

5.1.1. If EPL or Developer (if other than EPL) elects to develop the New Restaurant, then any Objecting Franchisee, EPL and the Developer (if other than EPL) shall proceed with premeditation negotiations and, if necessary, mediation described in Article VI.

5.1.2. Upon conclusion of mediation as set forth in Section 6.8.1, such Objecting Franchisee may elect to proceed with the Arbitration Procedures. If such Objecting Franchisee elects not to proceed under the Arbitration Procedures, it shall withdraw from the ADR Procedures in the manner provided for at Section 5.3. If such Objecting Franchisee elects to proceed with the Arbitration Procedures, such Objecting Franchisee, EPL, and the Developer (if other than EPL) shall sign an Arbitration Agreement. At the time of the signing of the Arbitration Agreement by such Objecting Franchisee, such Objecting Franchisee will deposit with EPL the ADR Deposit to be held in escrow by EPL. The ADR Deposit will either be (a) applied against the costs and expenses of the Arbitration Sessions, (b) returned to such Objecting Franchisee pursuant to the Arbitrator’s decision, or (c) applied pursuant to the agreement of the participants. If such Objecting Franchisee elects to withdraw from the ADR Procedures and release EPL and Developer (if other than EPL) as to the claims relating to or arising out of the New Restaurant Dispute at any time prior to the appointment of the Arbitrator, the ADR Deposit (less any sums expended or committed to be expended by EPL in connection with the ADR Procedures) will be returned to such Objecting Franchisee. The failure of such Objecting Franchisee to execute the Arbitration Agreement or to deposit with EPL the ADR Deposit in a timely manner will relieve EPL and Developer (if other than EPL), at EPL’s sole discretion, of any obligation to resolve the New Restaurant Dispute through the ADR Procedures and will be deemed a waiver by an Objecting Franchisee of its rights hereunder.

5.1.3 Notwithstanding the text of these ADR Procedures, if the New Restaurant is to be developed by a Developer other than EPL, EPL has the right, but not the obligation, to participate in the ADR Procedures as described in Sections 5 through 7 (including, but not limited to, Pre-Mediation Negotiation, Mediation Meeting, Mediation, and Arbitration Proceedings).

SECTION 5.2. Monitoring Period. After the New Restaurant is opened for business, each of EPL and the Objecting Franchisee, at its own cost, will independently monitor the performance of such Objecting Franchisee’s restaurant for a period not to exceed twelve (12) months.

Exhibit E of Development Agreement (Exhibit G of Multi-State Disclosure Document Control No. 040114)

Development Agreement #618533

Northeast Houston, Texas

SECTION 5.3 Withdrawal from ADR Procedures. An Objecting Franchisee may, at any time, withdraw from the ADR Procedures upon delivery of a withdrawal notice to EPL and Developer (if other than EPL) and upon such withdrawal, an Objecting Franchisee will be deemed to release EPL and Developer (if other than EPL) as to the claims relating to or arising out of the New Restaurant Dispute.

ARTICLE VI

NEGOTIATION/MEDIATION PROCEDURES

SECTION 6.1. Pre-Mediation Negotiations.

6.1.1. EPL, Objecting Franchisee and Developer (if other than EPL) will attempt, in good faith, to resolve any New Restaurant Dispute by Pre-Mediation Negotiation. Pre-Mediation Negotiation must be concluded no later than forty-five (45) days following the first year anniversary of the opening of the New Restaurant.

6.1.2. If the New Restaurant Dispute has not been resolved by negotiation prior to commencement of Mediation as set forth below, the participants will submit the New Restaurant Dispute to Mediation.

SECTION 6.2. Mediation Commencement.

6.2.1. Mediation will be mandatory and non-binding.

6.2.2. If the New Restaurant Dispute is resolved at the Preliminary Meeting, in the Pre-Mediation Negotiations or otherwise, Mediation will be unnecessary. If, however, the New Restaurant Dispute remains unresolved, Mediation will commence following the opening of the New Restaurant within the time period set forth at Section 6.4.2.

SECTION 6.3. Mediator Selection. Subject to the provisions relating to mediators in Section 8.1, a mediator will be selected by the participants not later than one hundred eighty (180) days after the opening of the New Restaurant from a panel of three (3) candidates selected by the Dispute Resolution Entity from the region where the Target Site is located. If the participants cannot agree on the selection of a mediator from such panel, then the Dispute Resolution Entity will select a mediator from its other panel members (but not from such panel of three candidates) residing in the region where the Target Site is located.

SECTION 6.4. Mediation Meeting.

6.4.1. A Mediation Meeting will be held at a place and at a time agreeable to EPL, such Objecting Franchisee, Developer (if other than EPL) and the Mediator. The Mediator will determine and control the format and procedural aspects of the Mediation Meeting which will be designed to ensure that both the Mediator and the participants

Exhibit E of Development Agreement (Exhibit G of Multi-State Disclosure Document Control No. 040114)

Development Agreement #618533

Northeast Houston, Texas

have an opportunity to hear an oral presentation of the other participants’ views on the New Restaurant Dispute. The participants agree to cooperate in all respects with the Mediator. The participants will attempt to resolve the New Restaurant Dispute with the assistance of the Mediator.

6.4.2. The Mediation Meeting will be conducted not less than sixty (60) days nor more than one hundred twenty (120) days following the first anniversary of the opening of the New Restaurant.

6.4.3. The Mediator will be free to meet and communicate separately with each participant.

6.4.4. In the event that any participant requires a substantial amount of information in the possession of the other participant in order to adequately prepare for the Mediation Meeting, the participants will attempt, in good faith, to agree on procedures for the expeditious exchange of such information. If the participants fail to agree on such procedures, the Mediator will determine such procedures and which documents and information will be exchanged.

6.4.5. Each participant may be represented by one or more other persons, including its counsel, one or more of its business persons, an accountant and a financial consultant. At least one representative of each participant must have the authority to negotiate a settlement of the New Restaurant Dispute.

SECTION 6.5. Privileges of the Mediator.

6.5.1. The Mediator may freely express his views to the participants on the legal issues unless a participant objects to his doing so.

6.5.2. The Mediator may obtain assistance and independent expert advice with the agreement of the participants and at the participants’ expense (which will be shared evenly among the participants).

6.5.3. The Mediator will not be liable for any act or omission in connection with the role of mediator, other than for his or her gross negligence or willful misconduct.

SECTION 6.6. Information Requested by Mediator.

6.6.1. The Mediator may request that the participants present, and each participant may elect to submit, a written summary of the New Restaurant Dispute to the Mediator with such additional information as the Mediator deems necessary to become familiar with the New Restaurant Dispute.

6.6.2.1 The Mediator may raise legal questions and arguments.

Exhibit E of Development Agreement (Exhibit G of Multi-State Disclosure Document Control No. 040114)

Development Agreement #618533

Northeast Houston, Texas

SECTION 6.7. Settlement through Mediation.

6.7.1. If the participants have failed to reach an acceptable settlement prior to the end of the Mediation Meeting, the Mediator, before concluding the Mediation Meeting, may submit to the participants a settlement proposal based on the same considerations to be used by an Arbitrator as set forth in Article VII which the Mediator deems to be equitable to all participants. Each of the participants will, in good faith, evaluate the proposal and discuss it with the Mediator. In the event that a settlement is not reached, neither the terms of the proposed settlement nor either party’s refusal to agree thereto shall be admissible in the Arbitration Proceedings nor brought before the Arbitrator in any way.

6.7.2. If a settlement is reached, the Mediator, or one of the participants at the request of the Mediator, will prepare a settlement agreement for execution by the participants. Such settlement agreement will be edited as necessary by all participants until it is mutually acceptable. When a mutually acceptable settlement agreement is completed, each participant will execute and deliver such settlement agreement.

SECTION 6.8. Conclusion of Mediation.

6.8.1. The participants will cooperate and continue to mediate until the Mediator terminates the Mediation. The Mediator will terminate the Mediation upon the earlier of (i) execution of a settlement agreement, (ii) a declaration by the Mediator that the Mediation is terminated, or (iii) completion of a full day Mediation Meeting unless extended by agreement of the participants.

6.8.2. If an Objecting Franchisee has elected to proceed to arbitration, the participants will proceed according to the Arbitration Procedures. If an Objecting Franchisee does not elect to proceed to arbitration, it shall withdraw from the ADR Procedures in the manner provided for, and under the terms, at Section 5.3.

ARTICLE VII

ARBITRATION

SECTION 7. 1. Initiating Arbitration. The arbitration proceedings (the “Arbitration Proceedings”) will be formally initiated by the execution of the Arbitration Agreement as provided in Section 5.1.2. Such Arbitration Agreement must be executed by the Objecting Franchisee and Developer (if other than EPL) and delivered to EPL within ten (10) days following the conclusion of the Mediation. Each Objecting Franchisee whose claim relates to the same Target Site is entitled to a separate Arbitration Session although the Arbitrator for each Arbitration Session will be the same.

SECTION 7.2. Arbitrator Selection and Duties.

7.2.1. A panel of three (3) arbitrator candidates from the general geographic area where the Target Site is located will be submitted to the participants not later than ten (10) days after the conclusion of the Mediation by the Dispute Resolution Entity. The

Exhibit E of Development Agreement (Exhibit G of Multi-State Disclosure Document Control No. 040114)

Development Agreement #618533

Northeast Houston, Texas

participants will attempt to agree on an arbitrator from the panel not later than thirty (30) business days after the execution of the Arbitration Agreement. If the participants cannot agree on an arbitrator from such three member panel, then the Dispute Resolution Entity will select the arbitrator from its other panel members (but not from such panel of three candidates) residing in the region where the Target Site is located. If the New Restaurant Dispute includes more than one Objecting Franchisee and such Objecting Franchisees cannot mutually agree on an arbitrator, each Objecting Franchisee will select one arbitrator from the panel of three candidates and the Dispute Resolution Entity will make a random selection from those arbitrator candidates selected by the Objecting Franchisees as to which arbitrator candidate will serve as such Objecting Franchisees’ selection.

7.2.2. The Arbitrator will assume the duties and functions described in this Article VII and perform them in accordance with the procedures set forth herein. The Arbitrator will also perform any additional duties and functions on which the participants and the Arbitrator hereafter agree. The Arbitrator will execute an Arbitrator Retention Agreement, substantially in the form of Exhibit D.

7.2.3. Except as specifically provided for in this Article VII or as agreed upon by the participants, no participant, nor anyone acting on its behalf, will separately communicate with the Arbitrator on any matter of substance.

7.2.4. The Arbitrator will promptly notify the participants to the Arbitration Agreement and the Dispute Resolution Entity of his/her unavailability to conduct the Arbitration Session, in which case a replacement Arbitrator will be selected by the participants. If the participants cannot agree on a replacement Arbitrator within the time specified by the Dispute Resolution Entity, then the Dispute Resolution Entity will select the replacement Arbitrator from its other members (but not from the original panel of three candidates) residing in the region where the Target Site is located.

SECTION 7.3. Disclosures.

7.3.1. Not later than forty-five (45) days after the Objecting Franchisee’s and Developer’s execution and delivery of the Arbitration Agreement, each participant will send a summary of its position to the Arbitrator for the purpose of familiarizing the Arbitrator with the facts and issues in the New Restaurant Dispute with a copy being provided simultaneously to the other participants. The participants will comply promptly with any requests by the Arbitrator for additional documents or information relevant to the New Restaurant Dispute.

7.3.2. The participants will attempt, in good faith, to agree on a plan for reasonably necessary, expeditious discovery, including the deposition of any expert or other witness of any other participant. If they fail to agree, any participant may request a joint meeting (by telephone) with the Arbitrator, who will assist the participants in agreeing on a discovery plan. In the absence of an agreement by the participants, a discovery plan will be implemented by the Arbitrator.

Exhibit E of Development Agreement (Exhibit G of Multi-State Disclosure Document Control No. 040114)

Development Agreement #618533

Northeast Houston, Texas

7.3.3. Before the Arbitration Session, at a time mutually agreed upon by the participants but not later than thirty (30) days prior to the date set for the Arbitration Session, all participants will exchange, and submit to the Arbitrator, all documents and exhibits on which the participants intend to rely during the Arbitration Session. In addition, the participants will exchange, and submit to the Arbitrator, a brief that will include the following: (a) a summary of all expert witness opinions to be expressed and the basis for such opinions, including the data or other information relied upon in forming such opinions; (b) the qualifications of any expert witness, including education and employment history and a listing of other matters in which the expert witness has testified as an expert; and (c) a summary of the statements to be made by such participant during the Arbitration Session. The brief will not exceed fifteen (15) pages, single-spaced or thirty (30) pages, double-spaced.

7.3.4. Each participant is under a duty to reasonably supplement or correct its disclosures and submissions if such participant obtains information on the basis of which it knows that the information previously disclosed was either incomplete or incorrect when made or is no longer complete or true. The Arbitrator will, upon request of an aggrieved participant, grant such appropriate non-monetary relief to assure that these disclosure procedures are followed and that adequate pre-Arbitration Session disclosure and submissions are made as required by Section 7.3.2 and 7.3.3.

SECTION 7.4. Arbitration Session.

7.4.1. Not later than forty-five (45) days after execution of the Arbitration Agreement, the participants and the Arbitrator will establish the date, which will not be later than ninety (90) days after execution of the Arbitration Agreement, and time of the Arbitration Session during which each participant will make an oral presentation to the Arbitrator concerning the New Restaurant Dispute. The Arbitration Session will be held before the Arbitrator at such location as is agreed to by the participants, or failing such agreement on such location, as specified by the Arbitrator.

7.4.2. During the Arbitration Session, each participant will make an oral presentation of its case and each other participant will be entitled to a rebuttal.

7.4.3. The order of oral presentations and rebuttals will be determined by agreement between the participants, or failing such agreement, by the Arbitrator. In order to allow each participant reasonable opportunity to present his position, but with the express objective of reasonable brevity in mind, unless otherwise agreed to by the participants: (a) each participant’s oral presentation will not exceed two (2) hours, (b) each participant will have no more than one (1) hour within which to question the other participant and its witnesses, and (c) each participant’s rebuttal will not exceed one (1) hour. As long as each participant is treated equally, the Arbitrator may extend or shorten such time periods, provided that the Arbitration Session will not exceed two (2) full days unless otherwise agreed to by the participants. The oral presentation, questioning of participants and their witnesses and rebuttal of any participant will not be interrupted by any other participant except the Arbitrator.

Exhibit E of Development Agreement (Exhibit G of Multi-State Disclosure Document Control No. 040114)

Development Agreement #618533

Northeast Houston, Texas

7.4.4. The Arbitrator will conduct and moderate the Arbitration Session. The oral presentations and rebuttals of each participant may be made in any form, and by any individual, as desired by such participant. Presentations by fact witnesses and expert witnesses will be permitted. No rules of evidence, including rules of relevance, will apply at the Arbitration Session, except that no witness or participant will be required to disclose privileged communications or the advice and/or work product of an attorney. Witnesses will be required to testify under oath or affirmance.

7.4.5. Following each oral presentation by a participant, the Arbitrator may ask questions of such participant, its counsel or any other persons appearing on its behalf. Following the Arbitrator having the opportunity to ask questions, any other participant or its representatives, including counsel, may ask questions of such participant, its counsel and any other persons appearing on its behalf which relate to the areas inquired about by the Arbitrator.

7.4.6. Each participant will be represented by at least one (1) member of its management at the Arbitration Session who has authority to settle the Dispute. In addition to legal counsel, each participant may have other advisors in attendance at the Arbitration Session, provided that notice is given to all participants and the Arbitrator of the identity of such advisors at least five (5) days before commencement of the Arbitration Session.

SECTION 7.5. Management Negotiations.

7.5.1. At the conclusion of the rebuttals, the management representatives of each participant will meet one or more times to try to agree on a resolution of the New Restaurant Dispute.

7.5.2. The Arbitrator will control these negotiations. At the discretion of the Arbitrator and with the agreement of the participants, negotiations may proceed in the absence of counsel.

7.5.3. If a settlement is reached, the Arbitrator, or one of the participants at the request of the Arbitrator, will prepare a settlement agreement for execution by the participants. Such settlement agreement will be edited as necessary by all participants until it is mutually acceptable. When a mutually acceptable settlement agreement is completed, each participant will execute and deliver such settlement agreement. Upon the execution and delivery of a settlement agreement, such settlement agreement will be legally binding on the participants and specifically enforceable by any court of competent jurisdiction.

SECTION 7.6. Arbitration Award.

7.6.1. If the participants do not resolve the New Restaurant Dispute as a result of the negotiations between management representatives as facilitated by the Arbitrator, then the Arbitrator will declare an impasse and render a decision or an award as provided below. The declaring of an impasse is within the sole discretion of the Arbitrator. The decision or award of the Arbitrator will be in writing, dated and signed by

Exhibit E of Development Agreement (Exhibit G of Multi-State Disclosure Document Control No. 040114)

Development Agreement #618533

Northeast Houston, Texas

the Arbitrator and will identify the prevailing participant and the amount of the award, if any, due to the Objecting Franchisee. The Arbitrator will deliver a copy of the decision or award to each participant either personally or by registered or certified mail not later than thirty (30) days after the conclusion of the Arbitration Session.

7.6.2. In rendering its decision or award, the Arbitrator will consider evidence from the participants as to what percentage decrease, if any, in the annual gross sales and profits of the Objecting Franchisee’s restaurant was reasonable under the circumstances (the “Allowable Transfer Factor”). The participants may agree on an Allowable Transfer Factor to be applied by the Arbitrator in determining an award, if any, below.

7.6.3. The decision or award of the Arbitrator will be one of the following:

(a)	A decision that the New Restaurant has not directly or proximately caused a reduction in the annual gross sales of the Objecting Franchisee’s restaurant; or

(b)	A decision that no compensation is due an Objecting Franchisee based on a finding that the Objecting Franchisee has failed to prove that the New Restaurant has directly or proximately caused a reduction in the annual gross sales of the Objecting Franchisee’s restaurant in an amount in excess of the Allowable Transfer Factor, if any; or

(c)	A decision that compensation is due the Objecting Franchisee based on a finding that the Objecting Franchisee has proven that the New Restaurant has directly or proximately caused a percentage reduction in the gross sales of the Objecting Franchisee’s restaurant in excess of the Allowable Transfer Factor, if any.

7.6.4. If compensation is due the Objecting Franchisee pursuant to Section 7.6.3(c), such compensation will be calculated in the following manner:

STEP 1:	The Arbitrator makes a finding that the New Restaurant directly or proximately caused a decrease in the gross sales of the Objecting Franchisee’s restaurant by a certain percentage. Such percentage will relate to operations for the first 12-month period following the opening of the New Restaurant.

STEP 2:	The Arbitrator will subtract the Allowable Transfer Factor, if any, from the percentage determined by the Arbitrator in Step 1 (the “Gross Percentage”).

STEP 3:	The Arbitrator will multiply the “gross sales” of the Objecting Franchisee’s restaurant for the 12-month period immediately preceding the opening of the New Restaurant by the Gross Percentage calculated in Step 2 (the “Transferred Sales”).

STEP 4:	The Arbitrator will multiply the Transferred Sales calculated in Step 3 by twenty-eight percent (28%) (the “Reduced Profit”).

STEP 5:	The Arbitrator will multiply the Reduced Profit calculated in Step 4 by the Year Factor.

Exhibit E of Development Agreement (Exhibit G of Multi-State Disclosure Document Control No. 040114)

Development Agreement #618533

Northeast Houston, Texas

7.6.5. The award calculated pursuant to Section 7.6.4 will be paid to the Objecting Franchisee as follows:

(a)	In those instances where the Arbitrator selects a Year Factor equal to one (1), the award will be paid by EPL (if EPL developed the New Restaurant) or by Developer (if Developer, other than EPL, developed the New Restaurant) to the Objecting Franchisee within ten (10) business days following the date of the Arbitrator’s award.

(b)	In those instances where the Arbitrator selects a Year Factor that is greater than one (1), EPL (if EPL developed the New Restaurant) or Developer (if Developer, other than EPL, developed the New Restaurant) may elect to pay the award to the Objecting Franchisee within the time period set forth in Section 7.6.5(a) above or in installments, each installment equal to the amount of the award divided by the Year Factor, the Year Factor to represent the number of years over which such award is to be paid. The first installment of the award will be paid within ten (10) business days following the date of the Arbitrator’s award. Each subsequent installment will be paid annually within ten (10) business days of the anniversary of the date of the Arbitrator’s award. If EPL (if EPL developed the New Restaurant) or Developer (if Developer, other than EPL, developed the New Restaurant) elects to pay the award in installments as provided for in this Section 7.6.5(b), EPL (if EPL developed the New Restaurant) or Developer (if Developer, other than EPL, developed the New Restaurant) shall deliver to Objecting Franchisee a promissory note in the form of Exhibit E. The outstanding balance of such promissory note shall bear interest at an interest rate equal to the prime rate published in the Wall Street Journal on the date the award is granted.

(c)	If Objecting Franchisee has been awarded an Arbitrator’s award through development disputes procedures associated with that Objecting Franchisee’s franchise agreement which would require the award and/or other payments to be paid by EPL and the New Restaurant is to be developed by a Developer other than EPL, Developer is responsible for, and must indemnify EPL for, the award and all other such payments to the same extent as if the Objecting Franchisee had participated in the ADR Procedures as described herein.

7.6.6. The Arbitrator will provide an explanation for the decision or award and will file the same with EPL and Developer (if other than EPL). Copies of such decisions or awards will be provided to the parties involved in the arbitration.

Exhibit E of Development Agreement (Exhibit G of Multi-State Disclosure Document Control No. 040114)

Development Agreement #618533

Northeast Houston, Texas

7.6.7. Subject only to the provisions of Section 9 of the Federal Arbitration Act specifying the standards for challenging the decision or award of an arbitrator, the decision or award of the Arbitrator will be binding.

7.6.8. The decision or award of the Arbitrator will be confirmed and enforced as an arbitration award in accordance with the law of the appropriate court of competent jurisdiction.

7.6.9. In determining the Gross Percentage Factor and the Year Factor, and in carrying out its analysis as to whether there has been an unreasonable impact resulting from the New Restaurant, the Arbitrator will consider, among other things, the factors, examples and analyses described in Exhibit 6. The parties understand and acknowledge that such factors, examples and analyses are not exclusive and are incorporated to assist the Arbitrator in its determination of the type of factors to be used in establishing the Gross Percentage and the Year Factor.

ARTICLE VIII

GENERAL MATTERS RELATING TO MEDIATION AND ARBITRATION

SECTION 8.1. Mediators and Arbitrators.

8.1.1. A panel of mediators and arbitrators will be created by the Dispute Resolution Entity.

Unless otherwise agreed to by the participants to the Mediation or Arbitration Proceedings, no person selected as a mediator or arbitrator will:

(a)	have been an EPL franchisee or a franchisee of any other franchise system;

(b)	have been an officer, director or employee of EPL, any EPL franchisee, the Developer, the Objecting Franchisee, the franchisee or franchisor of another franchise system or of any affiliate of the foregoing; or

(a)	have performed significant professional services for EPL or for one or more EPL franchisees or any such franchisee’s affiliates.

8.1.2. If mutually agreeable to the participants, the Arbitrator may be the same individual as the Mediator.

SECTION 8.2. Fees and Expenses of Mediation and Arbitration.

8.2.1. The Mediator’s and Arbitrator’s fees and other charges will be established at the time of selection.

8.2.2. Unless the participants otherwise agree, or except as provided in the following sentences, fees and expenses of the Mediator and any other expenses of Mediation will be shared equally by the participants. Each participant will bear its own costs, expenses and attorneys’ fees in preparing for and participating in Mediation. If an Impact Analysis is conducted that projects that twelve percent (12%) or more of sales

Exhibit E of Development Agreement (Exhibit G of Multi-State Disclosure Document Control No. 040114)

Development Agreement #618533

Northeast Houston, Texas

will transfer to the New Restaurant from an Objecting Franchisee’s restaurant, and EPL elects to approve the development of the New Restaurant, or if Developer (if other than EPL) agrees to continue to develop the New Restaurant, EPL (or Developer, if other than EPL) will pay all fees and charges of the Mediator and any other expenses of conducting the Mediation, excluding, however, such Objecting Franchisee’s expenses and attorneys’ fees.

8.2.3. Unless the participants otherwise agree, or except as provided in the following sentences, fees and expenses of the Arbitrator and any other expenses of the Arbitration Proceedings will be shared equally by the participants. Each participant will bear its own costs, expenses and attorneys’ fees in preparing for and participating in the Arbitration. Notwithstanding the foregoing, the Arbitrator may, at the Arbitrator’s discretion, order the participant deemed by the Arbitrator to be the non-prevailing party to pay all (or a portion of) the costs, attorneys’ fees and expenses incurred by the prevailing party in connection with the Arbitration Proceedings.

SECTION 8.3. Confidentiality.

8.3.1. The entire Mediation and Arbitration Proceeding will be considered settlement negotiations. Except as otherwise provided in Section 8.3.3 below, all offers, promises, conduct and statements, whether oral or written, made in the course of the Mediation or Arbitration Proceedings by the participants, their agents, employees, experts and attorneys, and by the Mediator or Arbitrator, will be and remain confidential. Such offers, promises, conduct and statements are privileged under any applicable mediation privilege, and will be inadmissible and not discoverable for any purpose, or in any other dispute between the parties or between one of the parties and any other person, including impeachment.

8.3.2. Each of the Mediator and Arbitrator will be disqualified as a witness, consultant, or expert for any participant, and in rendering a decision or award as is hereinafter provided, the Arbitrator’s oral and written opinions will be inadmissible for all purposes in this or any other dispute involving the participants or any other person.

8.3.3. Notwithstanding the provisions of Section 8.3.1 and 8.3.2, these ADR Procedures will not be deemed to preclude the disclosure of the terms of any settlement arrived at through Mediation, or the decision or award of the Arbitrator rendered as a result of the Arbitration Session.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1. Time. Unless otherwise provided in the ADR Procedures, the time periods provided in the ADR Procedures may be shortened or extended only by mutual written agreement of the participants.

Exhibit E of Development Agreement (Exhibit G of Multi-State Disclosure Document Control No. 040114)

Development Agreement #618533

Northeast Houston, Texas

SECTION 9.2. Miscellaneous Matters.

9.2.1.	These ADR Procedures will become effective on the date set forth on the cover page to these procedures.

9.2.2. These ADR Procedures do not amend any franchise or other agreement to which EPL is a participant, except to the extent that they are incorporated by specific reference into a Franchise Agreement. These ADR Procedures may only be modified in the manner described in such Franchise Agreement. These ADR Procedures will not create any third party beneficiary rights. Subject to Section 9.2.5, below, these ADR Procedures represent the sole procedure and remedy for an Objecting Franchisee and Developer (other than EPL) with respect to any New Restaurant Dispute.

9.2.3. A franchisee that has submitted an Objection Notice will not be denied expansion approval solely because of its objection provided that such franchisee is otherwise fully approved to expand to new EPL locations and such franchisee has formally entered into and remains in compliance with the ADR Procedures, including execution of an Arbitration Agreement and depositing the ADR Deposit with EPL.

9.2.4. These ADR procedures will be governed by and construed in accordance with the laws of the State of California and the Federal Arbitration Act. All notifications and communications required under these ADR procedures shall be in writing and be given pursuant to the notification requirements set forth in the Objecting Franchisee’s Franchise Agreement.

9.2.5 To the extent that the Objecting Franchisee may have agreed to terms and procedures for resolving disputes relating to the development of new restaurants that differ from those contained in this Exhibit E, those terms and procedures may control over the terms and procedures of this Exhibit E with respect to the rights and obligations of the participants. (However, if those development disputes procedures require EPL to pay for any impact analysis, mediation agreement payment or arbitration award, Developer agrees to indemnify EPL for any such payment.)

[REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

Exhibit E of Development Agreement (Exhibit G of Multi-State Disclosure Document Control No. 040114)

Development Agreement #618533

Northeast Houston, Texas

EXHIBIT “A”

TO PROCEDURES FOR RESOLVING DISPUTES

RELATING TO THE DEVELOPMENT OF NEW RESTAURANTS

SUMMARY REPORT TO OBJECTION NOTICE

General Instructions

A. Complete a separate form for each existing El Pollo Loco® restaurant (an “Existing Restaurant”) within the Notification Radius you believe may be unreasonably encroached upon and impacted by the proposed new restaurant site (the “Target Site”). “Notification Radius” has the meaning specified in Article II of the Procedures for Resolving Disputes Relating to the Development of New Restaurants promulgated by EPL.

B. Attach a street map of the area surrounding the Existing Restaurant and the proposed Target Site (scale of the map should be approximately 1-10 mile or larger).

Specific Information

A. Answer each of the following questions. Answers must be specific and not contain any general or conclusory statements.

1.	EXISTING RESTAURANT

El Pollo Loco #
Cross Streets and
Address

2.	PROPOSED SITE

Cross Streets and
Address

3.	Shortest driving distance and travel time between Existing Restaurant and proposed Target Site

Distance

	Time of Day	Minutes	Breakfast
	Time of Day	Minutes	Lunch
	Time of Day	Minutes	Dinner

Describe roads driven to obtain above distance and time

Shortest distance between Existing Restaurant and proposed Target Site “as the crow flies” (straight line)

Distance

Multi-State Disclosure Document Control No. 040114

Exhibit A to Procedures for Resolving Disputes Relating to the Development of New Restaurants

Development Agreement #618533

Northeast Houston, Texas

4.

From what geographic area do you think the Existing Restaurant currently is drawing customers? Define the trade area and be specific - include street names, radius, distance and traffic generators (i.e., a mall or schools).

5.	What areas described in #4 do you think the proposed Target Site’s trade area will encroach upon? Be specific.

6.	In your opinion, what is the trade area of the proposed Target Site? Be specific - include street names, radius, distance and traffic generators.

7.	Which traffic arteries provide the main flow of traffic to the Existing Restaurant? Include street names and directional flow.

8.	Which main arteries do you think will be providing traffic flow to the proposed Target Site? Include street names and directional flow.

9.	Are there any natural or manmade barriers which separate the Existing Restaurant from the proposed Target Site? If yes, please describe.

10.

How would you rate the physical appearance of the Existing Restaurant compared to a new El Pollo Loco® restaurant? Better than, equal to, or not as good as a new facility (choose one). Give reasons for your opinion.

11.	What is the date of the last remodel at the Existing Restaurant and what was the scope of work? Be specific.

12.	Does the franchisee currently have any plans to upgrade the Existing Restaurant? If so, what are the proposed upgrades? Be specific, include scope of work and dates.

13.	What percentage of the Existing Restaurant’s sales do you think the proposed Target Site will capture if it is built?

Multi-State Disclosure Document Control No. 040114

Exhibit A to Procedures for Resolving Disputes Relating to the Development of New Restaurants

Development Agreement #618533

Northeast Houston, Texas

14.	Would lunch or dinner be most affected? Why?

15.	What marketing activities have taken place at the Existing Restaurant in the past six months other than national promotions? Please be specific. How successful were they?

16.	Do you believe the market can support an El Pollo Loco® restaurant at the proposed Target Site if it is owned by the operator of the Existing Restaurant? If so, please explain your reasons.

BY:	DATE: , 20

Multi-State Disclosure Document Control No. 040114

Exhibit A to Procedures for Resolving Disputes Relating to the Development of New Restaurants

Development Agreement #618533

Northeast Houston, Texas

EXHIBIT “B”

TO PROCEDURES FOR RESOLVING DISPUTES

RELATING TO THE DEVELOPMENT OF NEW RESTAURANTS

ARBITRATION AGREEMENT

For valuable considerations, the receipt of which each party to this agreement acknowledges, the undersigned agree to resolve the following described dispute by using the Procedures for Resolving Disputes Relating to the Development of New Restaurants (the “ADR Procedure”) promulgated by El Pollo Loco, Inc.

Nature of Dispute:

The parties agree to forego the filing of any lawsuit or legal action relating to the dispute and agree to be bound by the decision or award of the Dispute Resolution Entity (as defined in the ADR Procedures) under the ADR Procedures.

The rules and provisions of the ADR Procedures are incorporated herein by reference and the parties agree to be bound by same.

DATED this                      day of                     ,20

EL POLLO LOCO, INC.

BY:

[OBJECTING FRANCHISEE]

BY:

[DEVELOPER]

BY:

Multi-State Disclosure Document Control No. 040114

Exhibit B to Procedures for Resolving Disputes Relating to the Development of New Restaurants

Development Agreement #618533

Northeast Houston, Texas

EXHIBIT “C”

TO PROCEDURES FOR RESOLVING DISPUTES

RELATING TO THE DEVELOPMENT OF NEW RESTAURANTS

DEMAND PROMISSORY NOTE

$

FOR VALUE RECEIVED, we, the undersigned (“Makers”) jointly and severally, promise to pay to the order of EL POLLO LOCO, INC. (“EPL”), a Delaware corporation, [INSERT ADDRESS], ON DEMAND, the principal sum of                     Dollars ($            ). Until demand for payment is made, this Note shall not accrue interest. Terms not otherwise defined in this Note shall have the meanings specified in the Procedures for Resolving Disputes Relating to the Development of New Restaurants (the “ADR Procedures”) promulgated by EPL.

The Makers hereby waive presentment, notice, protest and all other notices required or permitted hereunder and by law in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assent to any extension or postponement of the time of payment or of any other indulgence, substitution, exchange or release of collateral, and/or to the addition or release of any other party or person primarily or secondarily liable on this Note.

This Note is being given to evidence the loan by EPL to the Objecting Franchisee pursuant to the ADR Procedures, the terms of which are expressly made a part of this instrument. The Makers hereof acknowledge that payment may be demanded by EPL upon the earlier to occur of: (i) settlement of the New Restaurant Dispute through Mediation or otherwise, (ii) conclusion of the Arbitration Proceedings, or (iii) any default by the Makers of the terms of any Franchise Agreement, or the occurrence of an event of default by which there is a violation of the terms and covenants of any other contractual obligation by the Makers hereof to EPL. The terms, covenants and conditions of agreements between the Makers and EPL are expressly made a part of this instrument.

This Note is payable by mail or in person at the office of EPL or such other place as EPL may designate.

In the event of delinquency in the payment of any principal or interest due on this Note or in the event of any other default under this Note it becomes necessary to retain an attorney for collection or to enforce the terms and conditions hereof, the Makers agree to pay reasonable attorneys’ fees, whether suit is brought or not.

The enforceability of the terms of this Note and the legality of the interest rate specified herein shall be interpreted in accordance with and governed by the laws of the State of California. In the event of litigation involving this Note, Makers agree that this Note shall be construed in accordance with California law or the law of any other jurisdiction which has any relationship to the transaction and under whose laws this Note would be enforceable.

Multi-State Disclosure Document Control No. 040114

Exhibit C to Procedures for Resolving Disputes Relating to the Development of New Restaurants

Development Agreement #618533

Northeast Houston, Texas

In the event payment in full is not made within thirty (30) days of demand, interest on the unpaid balance shall accrue at the maximum rate allowed by California law, or if no maximum rate relating to this Note is in effect in the State of California, ten (10%) percent per annum.

During the term of this Note, and upon ten (10) days’ written request by EPL or any other holder of this Note, each Maker agrees to give EPL or such holder adequate assurances as to such Maker’s ability to comply with the terms of this Note. Such assurances shall include, but not be limited to, such Maker’s then current financial statement, which EPL or such holder may require be certified by a Certified Public Accountant. Each Maker agrees that EPL or such holder may disclose such financial statements, or any other financial information pertaining to such Maker which EPL or such holder may possess, to any potential buyer, assignee or holder in due course of this Note.

This Note is personal to the Makers and is not assignable. In the event any Maker sells, assigns or transfers its interest in the Franchise Agreement for El Pollo Loco® restaurant #            , the entire principal amount then outstanding on this Note shall immediately become due and payable. This Note is assignable by EPL.

The Makers acknowledge that a default under the terms of this Note shall constitute a default under the terms of the Franchise Agreement between Makers and EPL for Restaurant #            .

[OBJECTING FRANCHISEE]

BY:

[MAKER]

BY:

Multi-State Disclosure Document Control No. 040114

Exhibit C to Procedures for Resolving Disputes Relating to the Development of New Restaurants

Development Agreement #618533

Northeast Houston, Texas

EXHIBIT “D”

TO PROCEDURES FOR RESOLVING DISPUTES

RELATING TO THE DEVELOPMENT OF NEW RESTAURANTS

ARBITRATOR RETENTION AGREEMENT

This Arbitrator Retention Agreement is made this              day of             , 20    .

A dispute involving the development of a new restaurant by El Pollo Loco, Inc. has arisen between El Pollo Loco, Inc. (“EPL”), [                                          (“Developer”)] and                                                       (“Objecting Franchisee”). EPL[, Developer] and Objecting Franchisee have agreed to participate in an alternative dispute resolution procedure pursuant to the “Procedures For Resolving Disputes Relating to the Development of New Restaurants,” (the “ADR Procedures”) a copy of which is annexed hereto.                                                       (“Arbitrator”) has been chosen as a neutral arbitrator for the alternative dispute resolution procedures. EPL, [Developer], Objecting Franchisee and the Arbitrator accordingly agree as follows:

1. The Arbitrator agrees to be bound by and to use his best efforts to comply faithfully with the ADR Procedures, including without limitation, the provisions regarding confidentiality.

2. The Arbitrator and the Arbitrator’s employees, agents, partners and shareholders, if applicable, shall not be liable for any respective act or omission in connection with the ADR Procedures other than as a result of fraud or an intentional and willful failure to comply with the material provisions of the ADR Procedures after having received written notice of such failure and refusal by the Arbitrator to correct such failure. Exercise of discretion shall not, by itself, result in any liability.

3. The Arbitrator has made a reasonable effort to learn and has disclosed to the parties in writing:

(a)	All business or professional relationships the Arbitrator has had with the parties or the parties’ law firms within the past five (5) years, including all instances in which the Arbitrator has served as an attorney for any party or adverse to any party;

(b)	Any financial interests the Arbitrator has in any party;

(c)	Any significant social, business or professional relationship the Arbitrator has had with an officer or employee of any party or with an individual representing any party; and

(d)	Any other circumstances that may create doubt regarding the Arbitrator’s impartiality.

4. Neither the Arbitrator nor the Arbitrator’s firm shall undertake any work for or against a party regarding the subject matter of the dispute.

Multi-State Disclosure Document Control No. 040114

Exhibit D to Procedures for Resolving Disputes Relating to the Development of New Restaurants

Development Agreement #618533

Northeast Houston, Texas

5. Neither the Arbitrator nor any person assisting the Arbitrator with the ADR Procedures shall personally work on any matter for or against any party or its affiliates regardless of the subject matter, prior to one (1) year following cessation of the Arbitrator’s services in this proceeding other than as an arbitrator in this or another proceeding.

6. The Arbitrator’s firm may work on matters for or against a party during the pendency of the ADR Procedures if such matters are unrelated to the subject matter of the ADR Procedures, have been disclosed in advance to all parties hereto, are discussed with all of the parties hereto, and are expressly consented to in writing by such parties (“Unrelated Approved Activities”). The Arbitrator shall establish appropriate safeguards to ensure that other members or employees of the Arbitrator’s firm not working on the ADR Procedures do not have access to any confidential information obtained by the Arbitrator during the course of the ADR Procedures. The Arbitrator hereby represents that there are no Unrelated Approved Activities as of the date hereof.

7. The Arbitrator shall be compensated for services performed in connection with the ADR Procedures in accordance with paragraph 8.2.1 of the ADR Procedures. The Arbitrator’s fee shall be taxed as costs and paid as determined by the Arbitrator.

8.	Counsel representing each party is as follows:

Counsel for Objecting Franchisee:

Counsel for EPL:

Counsel for Developer:

EL POLLO LOCO, INC.

BY:

[ARBITRATOR]

BY:

[OBJECTING FRANCHISEE]

BY:

[DEVELOPER]

BY:

Multi-State Disclosure Document Control No. 040114

Exhibit D to Procedures for Resolving Disputes Relating to the Development of New Restaurants

Development Agreement #618533

Northeast Houston, Texas

EXHIBIT “E”

TO PROCEDURES FOR RESOLVING DISPUTES

RELATING TO THE DEVELOPMENT OF NEW RESTAURANTS

PROMISSORY NOTE

$

FOR VALUE RECEIVED, the undersigned, [EPL or name of Developer (“Developer”), [whichever is applicable] a                      corporation/limited liability company/limited partnership] [INSERT ADDRESS], promises to pay to the order of                             , (“Franchisee”) the principal sum of                          Dollars ($ ) together with interest on the unpaid principal balance hereof. Terms not otherwise defined in this Note shall have the meanings specified in the Procedures for Resolving Disputes Relating to the Development of New Restaurants (the “ADR Procedures”) promulgated by EPL.

Interest at the rate of     %¹ simple interest per annum shall be payable annually concurrently with the payment of principal required herein.

[EPL/Developer] hereby waives presentment, notice, protest and all other notices required or permitted hereunder and by law in connection with the delivery, acceptance, performance, default or enforcement of this Note and assents to any extension or postponement of the time of payment or of any other indulgence, substitution, exchange or release of collateral, and/or to the addition or release of any other party or person primarily or secondarily liable on this Note.

This Note is being given to evidence [EPL/Developer]’s obligation to Franchisee pursuant to the Arbitrator’s award granted under the ADR Procedures. The terms, covenants and conditions of the ADR Procedures and other agreements between Franchisee and [EPL/Developer] are expressly made a part of this instrument.

The principal of this Note shall be repaid in annual installments in accordance with the Principal Repayment Schedule attached hereto as Schedule 1.

This Note may be prepaid in whole or in part by the undersigned at any time, or from time to time, without premium or penalty.

Multi-State Disclosure Document Control No. 040114

Exhibit E to Procedures for Resolving Disputes Relating to the Development of New Restaurants

Development Agreement #618533

Northeast Houston, Texas

The enforceability of the terms of this Note and the legality of the interest rate specified herein shall be interpreted in accordance with and governed by the laws of the State of California.

[EL POLLO LOCO, INC., a Delaware corporation] or [Name of Developer, a corporation/ limited liability company/limited partnership]

By:

Name:

Title:

¹	The fixed interest rate will be equal to the prime rate published in the Wall Street Journal for the day on which the award is granted.

Schedule 1

Date of Principal Repayment	Amount

EXHIBIT “F”

TO PROCEDURES FOR RESOLVING DISPUTES

RELATING TO THE DEVELOPMENT OF NEW RESTAURANTS

FACTORS, EXAMPLES AND ANALYSES

FOR DETERMINING GROSS PERCENTAGE AND YEAR FACTOR

OVERVIEW:

There are numerous factors that influence the sales of any EPL Restaurant. It is the Arbitrator’s responsibility under these ADR Procedures to consider all such factors which may be relevant to understanding the negative sales impact experienced by an Existing Site. A few examples of factors other than a new EPL Restaurant which may negatively impact an Existing Site’s sales and therefore must also be considered by the Arbitrator include:

-	Declining sales trends at the Existing Site pre-dating the New Restaurant

-	Loss of traffic flows street (closures, construction activity, etc.)

-	New, non-EPL competition

-	Overall economic conditions/recession

Multi-State Disclosure Document Control No. 040114

Exhibit E to Procedures for Resolving Disputes Relating to the Development of New Restaurants

Development Agreement #618533

Northeast Houston, Texas

A useful hierarchy to understand the various components of the overall impact on an Existing Site, and to isolate the influence of those specific factors to be utilized in determining the award pursuant to Section 7.6.4, is as follows:

A.	OverallImpact on Objecting Franchisee’s Existing Site Sales	XX%
B.	Plus or Minus DMA-Wide Trends	+/- X%
C.	Impact Caused Within Existing Site’s Trade Area	= XX%
D.	Plus or Minus Factors Other Than New Restaurant	+/- X%
E.	Impact on Existing Site by New Restaurant	= X%
F.	Less Allowable Transfer Factor	- X%
G.	Gross Percentage Factor	= X%

Step I of the following methodology will assist in determining item C above- the impact on the Existing Site’s sales that appears to be localized within that restaurant’s trade area.

Multi-State Disclosure Document Control No. 040114

Exhibit E to Procedures for Resolving Disputes Relating to the Development of New Restaurants

Development Agreement #618533

Northeast Houston, Texas

Step II will assist in identifying how much of this localized impact appears attributable to the New Restaurant in question, rather than other factors within the Existing Site’s trade area. This will yield item E above, which is the starting point in the award calculation described at Step 1. of Section 7.6.4.

METHODOLOGY TO ISOLATE IMPACT OF NEW RESTAURANT ON EXISTING SITE’S SALES:

STEP I:

Determine how much the sales of the Existing Site have been impacted overall during the first 12 months of operations of the New Restaurant (the “Post Period”) , and then isolate that portion of the impact attributable to factors within the Existing Site’s trade area, by answering the following questions:

1.	What has been the % change in the Existing Site’s year-over-year sales (“Y-O-Y Growth Rate”) during the Post Period vs. the prior 12 months (the “Pre Period”)?

2.	How does this Y-O-Y Growth Rate compare to the average experience of other EPL’S in the same county or demographic market area (“DMA”) over this same period of time?

3.	How closely did the Existing Site’s Y-O-Y Growth Rate track that of the overall DMA average prior to the opening of the New Restaurant? How consistent has the variation between the two Y-O-Y Growth Rates been, historically?

Example 1: Existing Site’s net sales decline 4% during the Post Period vs. the Pre Period. However, the overall average decline of all restaurants in this DMA during the same period is 6%. For the 2 years prior to the Pre Period, the Existing Site’s Y-O-Y Growth Rate was 2% greater than the overall DMA average, and this trend was fairly consistent from month to month.

Inference: While not conclusive in itself, this data suggests that the sales decline experienced by the Existing Site during the Post Period is due to factors other than the New Restaurant. In fact, we might have “expected” the Existing Site to decrease by 4% during the Post Period based on its previous trends vs. the overall DMA.

Example 2: All facts the same as Example 1, including a four percent (4%) decline for the Existing Site, except the overall DMA Y-O-Y Growth Rate Post vs. Pre Period is a positive six percent (6%).

Inference: Again, while not conclusive by itself, this data suggests that the Existing Site has experienced a twelve percent (12%) decrease vs. expectation during the Post Period due to localized factors specific to the Existing Site trade area, and not due to DMA-wide variables.

Multi-State Disclosure Document Control No. 040114

Exhibit E to Procedures for Resolving Disputes Relating to the Development of New Restaurants

Development Agreement #618533

Northeast Houston, Texas

STEP II:

If there appears to be an impact on the Existing Site that is due to factors within its trade area, rather than due to broader, DMA-wide trends (Example 2 above), identify all significant factors that may have contributed to this impact in addition to the New Restaurant. These could include but may not be limited to the following:

1.	Decline in potential customer traffic in Existing Site’s trade area:

A. Loss of traffic generators (closure of nearby military base, shopping center Anchor tenant or large employer in trade area).

B. Loss of traffic flows (closure of streets, bridges or freeway ramps).

C. Newer traffic generators developed in nearby trade areas eclipse traffic generators in Existing Site’s trade area.

2.	New restaurant competition other than the new EPL in the Existing Site’s trade area.

3.	Change in the Management Team or deterioration in the quality of operations of the Existing Site.

It may be conversely true that new traffic generators, improvement in traffic flows or the closure of competing restaurants in an Existing Site’s trade area, or an improvement in the quality of operations in an Existing Site would have resulted in a positive impact on the Existing Site’s sales but for the opening of the New Restaurant.

It may be difficult to separately identify the negative or positive impact of the above factors on an Existing Site’s sales from the impact of the New Restaurant. It may be that one can do so only by paying close attention to the dates that each factor became relevant, and tracking the incremental impact of each on the Existing Site’s Y-O-Y Growth Rate.

Example 3: Existing Site is in an older shopping center; many of the co-tenants have never remodeled or updated their facilities. New regional “Power Center” with a Walmart, Toys R Us, Home Depot, a 20 Theater Cinema and several new restaurants (but no EPL’s) opens 3 miles away. Existing Site’s sales drop 8% within one month. Assume overall DMA sales are flat during this period, and no other new variables or any other change in the trade area.

Inference: Many of the Existing Site’s customers will be drawn to the traffic generators in the new center, and allocate some of their limited eating out dollars to whatever restaurant choices are available when they are there, since it is convenient. All or a substantial portion of the 8% drop in sales can reasonably be attributed to the new center.

Multi-State Disclosure Document Control No. 040114

Exhibit E to Procedures for Resolving Disputes Relating to the Development of New Restaurants

Development Agreement #618533

Northeast Houston, Texas

Example 4: Same as Example 3, except that a new EPL Restaurant opens at the new Power Center 6 months after the last anchor tenant opens. Existing Site’s sales then decline further, to a 12% overall decline vs. before the Power Center opened, as follows:

Existing Site’s Avg. Monthly Sales:	Amount	Cumulative % Change

12 months prior to New Power Center opening	$83,333	—

First 6 months New Power Center open	$76,666	(8%)

Next 12 months New Restaurant Open	$73,333	(12%)

Inference: It would appear that the majority of the decline is due to the existence of the new Power Center (8%), and that only about 4% is due to the New Restaurant (= 12%-8%).

DISCUSSION RE: YEAR FACTOR:

The intention of the Year Factor is to recognize that restaurant businesses are often valued based upon a multiple of cash flows. If an Objecting Franchisee suffers a permanent reduction in sales and cash flows in an Existing Site due to unreasonable impact by a New Restaurant, then the business value of the Existing Site has declined by some multiple of the reduction. If the sales reduction is expected to become even greater over time, based upon trends observed during the Post Period, a larger multiple should be selected by the Arbitrator. Conversely, if trends observed during the Post Period or other evidence appear to indicate that the impact of the New Restaurant upon the Existing Site will diminish over time, a relatively smaller multiple should be used.

Multi-State Disclosure Document Control No. 040114

Exhibit E to Procedures for Resolving Disputes Relating to the Development of New Restaurants